UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

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☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

RENEGY HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS
to Be Held on September 25, 2008

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) of Renegy Holdings, Inc., a Delaware corporation (the “Company,” “Renegy,” “we,” “us,” or “our”), will be held on September 25, 2008, at 10:00 a.m., local time, at the principal executive offices of Renegy Holdings, Inc., 60 E. Rio Salado Parkway, Suite 1012, Tempe, Arizona 85281 for the following purposes:

1. To elect one Class I Director of the Company to serve a three-year term.

2. To approve the amended and restated 2007 Equity Incentive Plan.

3. To transact such other business as may properly come before the Annual Meeting or any postponement(s) or adjournment(s) thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders.

Only stockholders of record at the close of business on August 1, 2008 are entitled to notice of, and to vote at, the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the Annual Meeting, you are urged to vote your Proxy as promptly as possible by following the voting instructions included on the enclosed proxy card. Any stockholder attending the Annual Meeting may vote in person even if he or she has previously voted a Proxy.

Sincerely,

Robert M. Worsley
Chairman, President, Chief Executive Officer
and Director

Tempe, Arizona
September 2, 2008

PROXY STATEMENT
2008 ANNUAL MEETING OF STOCKHOLDERS INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL NO. 1 -- ELECTION OF DIRECTORS
OCCUPATIONS OF DIRECTORS AND EXECUTIVE OFFICERS
CORPORATE GOVERNANCE AND BOARD AND COMMITTEE MATTERS
DIRECTOR COMPENSATION
REPORT OF THE AUDIT COMMITTEE OF OUR BOARD OF DIRECTORS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE FOR FISCAL 2007
SUMMARY COMPENSATION TABLE(1)
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
TRANSACTIONS WITH RELATED PERSONS
PROPOSAL NO. 2 -- APPROVAL OF AMENDED AND RESTATED 2007 EQUITY INCENTIVE PLAN

PROXY STATEMENT

2008 ANNUAL MEETING OF STOCKHOLDERS
INFORMATION CONCERNING SOLICITATION AND VOTING

General

This Proxy Statement is furnished in connection with the solicitation by Renegy Holdings, Inc. (the “Company,” “Renegy,” “we,” “us,” or “our”) of proxies to be used at Renegy’s 2008 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on September 25, 2008, at 10:00 a.m., local time, at Renegy Holdings, Inc., 60 E. Rio Salado Parkway, Suite 1012, Tempe, Arizona 85281, or any postponement(s) or adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Company’s principal executive offices are located at 60 E. Rio Salado Parkway, Suite 1012, Tempe, Arizona 85281, and its telephone number is 480-556-5555.

These Proxy solicitation materials and the Annual Report on Form 10-KSB for the year ended December 31, 2007 are being mailed on or about September 2, 2008 to all stockholders entitled to vote at the Annual Meeting.

Background

Renegy was formed through a merger transaction, which combined Catalytica Energy Systems, Inc. (“Catalytica”) with the renewable energy divisions of NZ Legacy LLC (the “Merger Transaction”). The Merger Transaction, which closed on October 1, 2007, is described in more detail in the section entitled “Transactions with Related Persons” in this Proxy Statement. The 2008 Annual Meeting of Stockholders will be Renegy’s first annual meeting of stockholders.

Who May Vote

Only stockholders of record at the close of business on August 1, 2008 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting. The outstanding voting securities of the Company as of August 1, 2008 consisted of 6,207,812 shares of common stock. Every stockholder of record on the Record Date is entitled, for each share held, to one vote on each proposal or item that comes before the Annual Meeting.

Voting Your Proxy

If a broker, bank or other nominee holds your shares, you will receive instructions from them that you must follow in order to have your shares voted. The instructions from your broker, bank or other nominee will also provide details regarding Internet and telephone voting. If a bank, broker or other nominee holds your shares and you wish to attend the meeting and vote in person, you must obtain a “legal proxy” from the record holder of the shares giving you the right to vote the shares.

If you hold your shares in your own name as a holder of record, you may instruct the proxy holders how to vote your common stock by following the voting instructions included in the enclosed proxy card. You can appoint a proxy to vote your shares (i) by using the Internet (http://www.proxyvote.com), (ii) by calling the toll-free telephone number (1-800-690-6903), or (iii) by completing, signing and dating the proxy card where indicated and by mailing or otherwise returning the card to us by 10:00 a.m. Arizona time on September 25, 2008. Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on September 24, 2008. Of course, you may also choose to attend the meeting and vote your shares in person.

The proxy holders will vote your shares in accordance with your instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.

Revoking Your Voting Instructions to Your Proxy Holders

If you are a holder of record and you vote by proxy using any method, you may later revoke your proxy instructions by:

•	sending a written statement to that effect to Renegy Holdings, Inc., Attn: Corporate Secretary, 60 E. Rio Salado Parkway, Suite 1012, Tempe, Arizona 85281;

•	submitting a proxy card with a later date and signed as your name appears on the stock account;

•	voting at a later time by telephone or the Internet; or

•	voting in person at the Annual Meeting.

If a broker, bank or other nominee holds your shares and you vote by proxy, you may later revoke your proxy instructions by informing the broker, bank or other nominee in accordance with that entity’s procedures.

Cost of This Proxy Solicitation

The cost of this solicitation will be borne by the Company. The Company may reimburse expenses incurred by brokerage firms and other persons representing beneficial owners of shares in forwarding solicitation material to beneficial owners. Proxies may be solicited by certain of the Company’s directors, officers and employees, without additional compensation, personally or by telephone, letter, electronic mail or facsimile.

Required Vote; Quorum; Abstentions; Broker Non-Votes

The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of common stock issued and outstanding on the Record Date, which number is 3,103,907 shares of common stock, present or represented by proxy at the Annual Meeting. Shares of common stock present at the Annual Meeting or represented by proxy, including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval, will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

The affirmative vote of the holders of a plurality of the shares of common stock voting on the matter is required for the election of directors. The affirmative vote of the holders of a majority of the shares of common stock voting on the matter is required to approve the Company’s amended and restated 2007 Equity Incentive Plan.

Shares which abstain from voting as to a particular matter and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter will not be voted in favor of such matter and will not be counted as shares voting or votes cast on such matter. Accordingly, abstentions and “broker non-votes” will have no effect with respect to the voting on any of these proposals.

Delivery of Documents to Stockholders Sharing an Address

Certain stockholders who share an address are being delivered only one copy of this Proxy Statement and the Company’s 2007 Annual Report on Form 10-KSB unless the Company or one of its mailing agents has received contrary instructions.

Upon the written or oral request of a stockholder at a shared address to which a single copy of the Company’s Proxy Statement and 2007 Annual Report on Form 10-KSB was delivered, the Company will promptly deliver a separate copy of such documents to such stockholder. Written requests should be made to Renegy Holdings, Inc., Attention: Investor Relations, 1061 Alameda de las Pulgas, Belmont, California 94002. Oral requests may be made by calling the Investor Relations Department of the Company at (650) 631-2847.

Stockholders sharing an address who are receiving multiple copies of the Company’s Proxy Statement and 2007 Annual Report on Form 10-KSB may request delivery of a single copy by writing to the address above or calling the telephone number above.

Deadline for Receipt of Stockholder Proposals

Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the Securities and Exchange Commission, or SEC, and our Bylaws. Stockholder proposals that are intended to be included in our Proxy Statement and form of Proxy relating to the meeting for our 2009 Annual Meeting of Stockholders under rules set forth in the Securities Exchange Act of 1934, as amended, or the Securities Exchange Act, must be received by us no later than May 5, 2009 to be considered for inclusion.

If a stockholder intends to submit a proposal or nomination for director for our 2009 Annual Meeting of Stockholders that is not to be included in Renegy’s Proxy Statement and form of Proxy relating to the meeting, the stockholder must give us notice in accordance with the requirements set forth in Renegy’s Bylaws no later than May 5, 2009. Renegy’s Bylaws require that certain information and acknowledgments with respect to the proposal and the stockholder making the proposal be set forth in the notice. A copy of the relevant Bylaw provision is available upon written request to Renegy Holdings, Inc., 60 E. Rio Salado Parkway, Suite 1012, Tempe, Arizona 85281, Attention: Corporate Secretary. You can also access our SEC filings, including our Annual Report on Form 10-KSB, on the SEC’s website located at www.sec.gov and on our website at www.renegy.com.

Security Ownership of Principal Stockholders and Management

The following table sets forth, as of July 31, 2008 (except for the outstanding shares, which is as of August 9, 2008), certain information with respect to the beneficial ownership of the Company’s common stock by (i) each person or entity known by the Company to own beneficially more than five percent of the outstanding shares of the Company’s common stock, (ii) each director or nominee for director of the Company, (iii) each of the Company’s Named Executive Officers listed in the Summary Compensation Table and (iv) all current Executive Officers and directors as a group.

The table is based on information supplied by our officers, directors, principal stockholders and Schedules 13F, 13D, 13G and other documents filed with the SEC. The number of shares of our common stock beneficially owned by each 5% stockholder, director or executive officer is determined under the rules of the SEC. Under the SEC rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also includes any shares of common stock that the individual or entity has the right to acquire within 60 days after July 31, 2008 through the exercise of stock options, warrants or other rights to acquire shares of the Company’s common stock, and any reference in the footnotes to this table to shares subject to stock options, warrants or other rights to acquire common stock refers only to such stock options, warrants and rights that are so exercisable. For purposes of computing the percentage of outstanding shares of our common stock held by each individual or entity, all shares of common stock subject to options, warrants and similar rights currently exercisable or exercisable within 60 days after July 31, 2008 are deemed to be outstanding for the purpose of computing the percentage ownership of the individual or entity holding such options, warrants and similar rights, but are not deemed to be outstanding for computing the percentage ownership of any other individual or entity. Unless otherwise indicated below, we believe that each stockholder named in the table has sole or shared voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws. The inclusion in the table of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated in the table, the address of each individual or entity listed in the table is Renegy Holdings, Inc., 60 E. Rio Salado Parkway, Suite 1012, Tempe, Arizona 85281.

	Shares of Common Stock Beneficially Owned
		Percentage
Name of Person or Identity of Group	Number	Ownership(1)

AWM Investment Company, Inc.(2)	547,241	8.82%
153 East 53rd Street, 55th floor New York, New York 10022
Metalmark Capital LLC(3)	471,786	7.60%
1177 Avenue of the Americas New York, New York 10036
Farallon Capital Management, L.L.C.(4)	321,129	5.17%
One Maritime Plaza, Suite 2100 San Francisco, CA 94111
Robert M. Worsley and Christi M. Worsley Revocable Trust(5)	4,377,498	62.25%
3418 N. Val Vista Drive Mesa, Arizona 85213
Robert M. Worsley(6)	4,378,212	62.25%
Robert W. Zack(7)	84,425	1.34%
Ricardo B. Levy(8)	68,072	1.09%
Richard A. Abdoo(9)	15,215	*
Hugh W. Smith(10)	—	*
Scott K. Higginson(11)	7,143	*
William B. Ellis(12)	11,639	*
Susan F. Tierney(13)	11,447	*
All current executive officers and Directors as a group (8 persons)(14)	4,576,153	63.96%

*	Less than 1%

(1)	Based upon 6,207,812 shares of common stock outstanding as of August 9, 2008.

(2)	Based on information as of June 30, 2008 as set forth in a Schedule 13F filed on August 15, 2008, and on information as of December 31, 2007 as set forth in a Schedule 13G filed on February 13, 2008. Includes shares of common stock owned by Special Situations Cayman Fund, L.P. (“SSCF”), Special Situations Fund III, L.P. (“SSF”) and Special Situations Fund III QP, L.P. (“SSFQ”). AWM Investment Company, Inc. (“AWM”) serves as general partner of SSCF, SSF and SSFQ and may be deemed to be the beneficial owner of the shares of

Company common stock held by these entities. Austin W. Marxe (“Marxe”) and David M. Greenhouse (“Greenhouse”) are the controlling principals of AWM, the general partner of and investment adviser to SSCF. AWM also serves as the general partner of MGP Advisers Limited Partnership, the general partner of and investment adviser to SSF and the general partner of SSFQ. AWM serves as the investment adviser to SSFQ.

(3)	Based solely on information as of October 1, 2007 as set forth in a Schedule 13D filed on October 11, 2007. Consists of 427,969 shares owned by Morgan Stanley Capital Partners III, L.P. (“MSCP III”) and 43,817 shares owned by MSCP III 892 Investors, L.P. (“MSCP III 892”). Pursuant to a subadvisory agreement between certain affiliates of Morgan Stanley and Metalmark Capital LLC (“Metalmark”) and Metalmark Subadvisor LLC, Metalmark agreed to manage MSCP III and MSCP III 892 on a subadvisory basis, and as a result, may be deemed to beneficially own 427,969 shares. Metalmark is an independent private equity firm managed by Howard I. Hoffen and senior team members formerly from Morgan Stanley Capital Partners. Mr. Hoffen disclaims beneficial ownership of all shares owned by these entities, except to the extent of his pecuniary interest therein.

(4)	Based on information as of June 30, 2008 as set forth in a Schedule 13F filed on August 14, 2008, and on information as of October 1, 2007 as set forth in a Schedule 13G filed on October 11, 2007. The aggregate 321,129 shares are owned directly by Farallon Capital Partners, L.P., Farallon Capital Institutional Partners, L.P., Farallon Capital Institutional Partners II, L.P., Farallon Capital Institutional Partners III, L.P. and Tinicum Partners, L.P. (collectively, the “Partnerships”) and by a discretionary account (the “Managed Account”) managed by Farallon Capital Management, L.L.C. (“FCMLLC”). As the general partner to each of the Partnerships, Farallon Partners, L.L.C. (“FPLLC”) may be deemed to be the beneficial owner of the Company’s securities held by each of the Partnerships. FCMLLC, as the registered investment advisor to the Managed Account, may be deemed to be the beneficial owner of the Company’s securities held by the Managed Account. Each of Noonday G.P. (U.S.), L.L.C. (“NGPUS”) and Noonday Asset Management, L.P. (“NAMLP”), as a sub-investment adviser to the Partnerships and the Managed Account, may be deemed to be the beneficial owner of the Company’s securities held by the Partnerships and the Managed Account. As the general partner of NAMLP, Noonday Capital, L.L.C. (“NCLLC”) may be deemed to be the beneficial owner of the Issuer’s securities held by the Partnerships and the Managed Account.

(5)	Includes (i) 3,553,157 shares of common stock held by the Robert M. Worsley and Christi M. Worsley Revocable Trust (the “Trust”), and (ii) 824,341 shares of common stock issuable pursuant to warrants held by the Trust which are exercisable within 60 days of July 31, 2008. Robert M. Worsley and his spouse, Christi M. Worsley, are the trustees of the Trust.

(6)	Includes (i) 3,553,157 shares of common stock held by the Robert M. Worsley and Christi M. Worsley Revocable Trust (the “Trust”), of which Mr. Worsley serves as a trustee, (ii) 824,341 shares of common stock issuable pursuant to warrants held by the Trust which are exercisable within 60 days of July 31, 2008, and (iii) 714 shares of common stock issuable upon exercise of options held by Mr. Worsley which are exercisable within 60 days of July 31, 2008. In January 2008, Mr. Worsley was granted 59,400 options under the 2007 Equity Incentive Plan which vest ratably over four years. However, prior to stockholder approval of such plan, vested shares are not exercisable. Accordingly, vested shares as of July 31, 2008 and shares vesting within 60 days of July 31, 2008 which were issued under the 2007 Equity Incentive Plan were not included in the number of shares of common stock beneficially owned by Mr. Worsley as of July 31, 2008. Had the 2007 Equity Incentive Plan been approved by the date of this filing, 7,425 options would have been included as vested as of July 31, 2008 and 2,475 additional options would have been included as vested and exercisable within 60 days of July 31, 2008.

(7)	Includes (i) 9,660 shares of common stock held by Mr. Zack and (ii) 74,765 shares of common stock issuable upon exercise of options held by Mr. Zack, which are exercisable within 60 days of July 31, 2008. In January 2008, Mr. Zack was granted 76,989 options under the 2007 Equity Incentive Stock Plan which vest ratably over four years. However, prior to stockholder approval of such plan, vested shares are not exercisable. Accordingly, vested shares as of July 31, 2008 and shares vesting within 60 days of July 31, 2008 which were issued under the 2007 Equity Incentive Plan were not included in the number of shares of common stock beneficially owned by Mr. Zack as of July 31, 2008. Had the 2007 Equity Incentive Plan been approved by the date of this filing, 9,900 options would have been included as vested as of July 31, 2008 and 3,300 additional options would have been included as vested and exercisable within 60 days of July 31, 2008.

(8)	Includes (i) 2,165 shares held by Dr. Levy, (ii) 39,807 shares of common stock held by the Levy Family Trust, of which Dr. Levy serves as trustee, (iii) 958 shares of common stock held by the Polly Jean Cusumano Trust, of which Dr. Levy serves as trustee, and (iv) 25,142 shares of common stock issuable upon exercise of options held by Dr. Levy, which are exercisable within 60 days of July 31, 2008. Dr. Levy disclaims beneficial ownership of the shares owned by the Polly Jean Cusumano Trust. In March 2008, Dr. Levy was granted 20,325 options under the 2007 Equity Incentive Plan which vested immediately. However, prior to stockholder approval of such plan, vested shares are not exercisable. Accordingly, vested shares which were issued under the 2007 Equity Incentive Plan were not included in the number of shares of common stock beneficially owned by Dr. Levy as of July 31, 2008.

(9)	Includes (i) 9,430 shares held by Mr. Abdoo, (ii) 786 shares held by the Richard A. Abdoo and Joan F. Abdoo revocable trust, and (iii) 4,999 shares of common stock issuable upon exercise of options by Mr. Abdoo, which options are exercisable within 60 days of July 31, 2008. In March 2008, Mr. Abdoo was granted 20,325 options under the 2007 Equity Incentive Plan which vested immediately. However, prior to stockholder approval of such plan, vested shares are not exercisable. Accordingly, vested shares which were issued under the 2007 Equity Incentive Plan were not included in the number of shares of common stock beneficially owned by Mr. Abdoo as of July 31, 2008.

(10)	In March 2008, Mr. Smith was granted 100,000 options under the 2007 Equity Incentive Plan which vest ratably over four years. However, prior to stockholder approval of such plan, vested shares are not exercisable. Accordingly, vested shares as of July 31, 2008 and shares vesting within 60 days of July 31, 2008 which were issued under the 2007 Equity Incentive Plan were not included in the number of shares of common stock beneficially owned by Mr. Smith as of July 31, 2008. Had the 2007 Equity Incentive Plan been approved by the date of this filing, 8,333 options would have been included as vested as of July 31, 2008 and 4,167 additional options would have been included as vested and exercisable within 60 days of July 31, 2008.

(11)	Includes 7,143 shares of common stock held by Mr. Higginson. In October 2007, Mr. Higginson was granted 7,143 options under the 2007 Equity Incentive Plan, which vested immediately. In January 2008, Mr. Higginson was granted an additional 26,400 options under the 2007 Equity Incentive Plan which vest ratably over four years. However, prior to stockholder approval of such plan, vested shares are not exercisable. Accordingly, vested shares as of July 31, 2008 and shares vesting within 60 days of July 31, 2008 which were issued under the 2007 Equity Incentive Plan were not included in the number of shares of common stock beneficially owned by Mr. Higginson as of July 31, 2008. Had the 2007 Equity Incentive Plan been approved by the date of this filing, 10,443 options would have been included as vested as of July 31, 2008 and 1,100 additional options would have been included as vested and exercisable within 60 days of July 31, 2008.

(12)	Includes (i) 3,929 shares of common stock held by Dr. Ellis and (ii) 7,710 shares of common stock issuable upon exercise of options by Dr. Ellis, which are exercisable within 60 days of July 31, 2008. In March 2008, Dr. Ellis was granted 20,325 options under the 2007 Equity Incentive Plan which vested immediately. However, prior to stockholder approval of such plan, vested shares are not exercisable. Accordingly, vested shares which were issued under the 2007 Equity Incentive Plan were not included in the number of shares of common stock beneficially owned by Dr. Ellis as of July 31, 2008.

(13)	Includes (i) 2,165 shares held by Dr. Tierney and (ii) 9,282 shares of common stock issuable upon exercise of options by Dr. Tierney, which are exercisable within 60 days of July 31, 2008. In March 2008, Dr. Tierney was granted 20,325 options under the 2007 Equity Incentive Plan which vested immediately. However, prior to stockholder approval of such plan, vested shares are not exercisable. Accordingly, vested shares which were issued under the 2007 Equity Incentive Plan were not included in the number of shares of common stock beneficially owned by Dr. Tierney as of July 31, 2008.

(14)	Includes 122,612 shares of common stock issuable upon exercise of options and 824,341 shares of common stock issuable upon exercise of warrants by current executive officers and directors, which are exercisable within 60 days of July 31, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s Executive Officers, directors and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC.

Executive Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms and amendments thereto received by it, or written representations from certain reporting persons, the Company believes that, during fiscal year 2007, all reporting persons complied with Section 16(a) filing requirements applicable to them.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Directors and Nominees for Director

Our Board of Directors currently consists of seven directorships, of which two are currently vacant. In accordance with our Certificate of Incorporation, the Board is divided into three classes, with each director serving a three-year term, or until his or her successor has been duly appointed or elected and qualified, and one class being elected at each year’s Annual Meeting of Stockholders. There is currently one vacancy in each of the Class I and Class II classes.

The Class I directors consists of two directors. One Class I director will be elected at the Annual Meeting for a term of three years. The other Class I directorship is currently vacant. The Board has chosen to leave the vacancy unfilled to allow the Nominating / Governance Committee of the Board additional time to identify a suitable candidate for Board membership. Proxies cannot be voted for a greater number of persons than the number of nominees named. Each director elected at the Annual Meeting will serve until his or her term expires at the Annual Meeting of Stockholders in 2011, or until his or her successor has been duly appointed or elected and qualified. The Class I nominee is Mr. Richard A. Abdoo.

The nominee has agreed to serve if elected, and management has no reason to believe that the nominee will be unavailable to serve. In the event a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the Proxies will be voted for any nominee who may be designated by our present Board of Directors to fill the vacancy. Unless otherwise instructed, the Proxy holders will vote the Proxies received by them FOR the nominee named above.

Vote Required and Recommendation of our Board of Directors

If a quorum is present or represented by Proxy at the Annual Meeting, the nominee(s) receiving the highest number of affirmative votes of the shares entitled to be voted shall be elected to our Board of Directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Delaware law. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the Annual Meeting, but will not have any effect on the outcome of the voting in the election of directors. See “Required Vote; Quorum; Abstentions; Broker Non-Votes.”

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE CLASS I DIRECTOR NOMINEE LISTED BELOW.

Information About Our Directors

The following table sets forth for each nominee to be elected at the Annual Meeting and for each director whose term of office will extend beyond the Annual Meeting, the year each such nominee or director was first elected as a director, the positions currently held by each nominee or director with us, the year each nominee’s or director’s term will expire and the class of director of each nominee or director:

Director’s Name and
Year Director First	Position(s) Held with the	Year Term	Class of
Became a Director	Company	Will Expire	Director

Nominees:
Richard A. Abdoo (2007)	Director	2008	I
Continuing Directors:
Robert M. Worsley (2007)	Chairman of the Board, Director	2009	II
Ricardo B. Levy (2007)	Lead Independent Director	2010	III
William B. Ellis (2007)	Director	2010	III
Susan F. Tierney (2007)	Director	2010	III

OCCUPATIONS OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the ages (as of the date of the Annual Meeting) and present positions for each director nominee to be elected at the Annual Meeting, the current directors who will continue to serve as directors beyond the Annual Meeting, and our current executive officers. Each officer shall serve until his or her successor is elected and qualified.

Name	Age	Position

Robert M. Worsley	52	Chairman, President, Chief Executive Officer and Director
Ricardo B. Levy(1)(2)(3)	63	Lead Independent Director
Richard A. Abdoo(4)	64	Director
William B. Ellis(1)(2)	68	Director
Susan F. Tierney(1)(2)(3)(4)	57	Director
Hugh W. Smith	50	Chief Operating Officer
Robert W. Zack	45	Chief Financial Officer
Scott K. Higginson	52	Senior Vice President

(1)	Member of the Special Committee.

(2)	Member of the Audit Committee.

(3)	Member of the Nominating / Governance Committee.

(4)	Member of the Compensation Committee.

Director to be Elected at the Annual Meeting

Richard A. Abdoo has served on our board of directors since June 2007. Previously, Mr. Abdoo served on the board of directors of Catalytica Energy Systems, Inc. from July 2004 until September 2007, most recently as vice chairman. Mr. Abdoo is president of R.A. Abdoo & Company LLC, and brings nearly three decades of energy industry expertise to the Company’s board membership, having retired in April 2004 from his position as chairman, president and chief executive officer of Wisconsin Energy Corporation (WEC) after a 29-year career with WEC and its subsidiary, Wisconsin Electric Power Company (WEPC), now known as We Energies. Mr. Abdoo first joined WEC as a director of corporate planning in 1975 and held positions of increasing responsibility in planning and operations for WEC through 1989 including vice president, senior vice president and executive vice president. In 1989, Mr. Abdoo was named president and chief operating officer of WEPC and several other WEC subsidiaries, and subsequently served as chief executive officer of all WEC subsidiaries until 1991 when he was elected chairman, president and chief executive officer of WEC. Under his executive leadership, WEC grew to become a Fortune 500 company through a series of mergers and acquisitions which both enriched and enlarged the offerings and markets of the Company. He oversaw the merger of WEPC and Wisconsin Natural Gas into a single utility in 1996, the acquisition of WICOR, Inc. and its Wisconsin Gas subsidiary in 2000, and later that same year the introduction of the WEC’s Power the Future plan to meet the future energy needs of southeastern Wisconsin. Mr. Abdoo’s experience includes planning and leadership in coal both in Wisconsin’s energy plan and support of state regulation to support coal industry initiatives. Mr. Abdoo currently serves on the boards of directors of AK Steel Holding Corporation and NiSource, Inc. He earned a B.S. degree in electrical engineering from the University of Dayton and a Master’s degree in economics from the University of Detroit. He has also completed post-graduate studies in engineering at Wayne State University.

Directors Whose Terms Extend Beyond the Annual Meeting

Robert M. Worsley has served as our chairman and chief executive officer since October 2007. Previously, Mr. Worsley founded and served as president of NZ Legacy, LLC; an Arizona land, mineral and energy development company whose renewable energy divisions merged into Renegy. Prior to founding NZ Legacy in March 2002, Mr. Worsley served as the chairman, chief executive officer and president of SkyMall, Inc., which he founded in 1989, until his retirement in 2003. During his tenure at SkyMall, Mr. Worsley was successful in leading the Company through an IPO in 1996 and a sale to Newscorp’s Gemstar affiliate in 2001, and growing the business to become the largest in-flight catalog company in the world with over $85 million in annual revenues. From 1985 to 1989, Mr. Worsley was a principal of ExecuShare, Inc., an executive services firm that provided time-shared financial executives for small companies. From 1980 to 1985, Mr. Worsley was an accountant with Price Waterhouse, a public accounting firm, where he most recently held the position of Audit Manager. Mr. Worsley has a bachelor’s degree in accounting from Brigham Young University. Mr. Worsley was a Certified Public Accountant for over twenty years.

Ricardo Levy, Ph.D. has served on our board of directors since June 2007. Previously, Dr. Levy served as chairman of the board of Catalytica Energy Systems, Inc. from December 2000 through September 2007. In addition to his role as chairman, Dr. Levy also served as interim president and chief executive officer of Catalytica Energy Systems from June through December 2002, having previously served as president and chief executive officer of the former parent company Catalytica, Inc. Dr. Levy founded Catalytica, Inc. in 1974, serving as chief operating officer until 1991 and then as president and chief executive officer until December 2000, when Catalytica, Inc. and its subsidiary Catalytica Pharmaceuticals Inc. were sold to DSM N.V concurrent with the spin-off of Catalytica Energy Systems. Before founding Catalytica, Inc., Dr. Levy was a founding member of Exxon’s chemical physics research team. Dr. Levy currently serves on the board of directors of public companies Accelrys, Inc. (formerly known as Pharmacopeia, Inc.) and StemCells, Inc. He has an M.S. from Princeton University, a Ph.D. in chemical engineering from Stanford University and is an alumnus of Harvard University’s Executive Management Program.

William B. Ellis, Ph.D. has served on our board of directors since June 2007. Previously, Dr. Ellis served on the board of directors of Catalytica Energy Systems, Inc. from September 1995 until September 2007. Dr. Ellis is a lecturer and resident fellow of the Yale University School of Forestry and Environmental Studies. Dr. Ellis retired as chairman of Northeast Utilities in 1995, where he also served as chief executive officer from 1983 to 1993. Dr. Ellis joined Northeast Utilities in 1976 as its chief financial officer. He was a consultant with McKinsey & Co. from 1969 to 1976 and was a principal in that firm from 1975 to 1976. Dr. Ellis serves on the boards of directors of the Massachusetts Mutual Life Insurance Company and on the Pew Center on Global Climate Change. He has a Ph.D. in chemical engineering from the University of Maryland.

Susan Tierney, Ph.D. has served on our board of directors since June 2007. Previously, Dr. Tierney served on the board of directors of Catalytica Energy Systems, Inc. from December 2001 until September 2007. Dr. Tierney is currently a managing principal of Analysis Group Inc. where she specializes in energy industry issues. Dr. Tierney served as senior vice president of Lexecon Inc. from 1995 to 2003. Dr. Tierney is chairperson of the Board of Directors of The Energy Foundation and Clean Air-Cool Planet, non-profit organizations. Additionally, she previously served as a director of the following non-profit organizations: American Council on Renewable Energy (ACORE), Climate Policy Center, and the Northeast States Center for a Clean Air Future. During 2004, she was also chairperson of the board for the Electricity Innovation Institute (a subsidiary of EPRI). She was also a director of

EPRI from 1998 to 2003 and from 2005 to 2006. Before joining Lexecon (and its predecessor company, the Economics Resource Group) in November 1995, Dr. Tierney served in senior positions in federal and state government from 1983 until 1995, most recently as assistant secretary for policy at the U.S. Department of Energy, Secretary of Environmental Affairs for the Commonwealth of Massachusetts and commissioner of the Massachusetts Department of Public Utilities. Previously, she was an assistant professor at the University of California, Irvine from 1978 until 1982. Dr. Tierney has a Ph.D. and a Masters degree in regional planning from Cornell University and a bachelor’s degree from Scripps College.

Non-Director Executive Officers

Hugh W. Smith has served as our chief operating officer since March 2008. From July 2007 to March 2008, Mr. Smith was senior vice president of generation and development for EnergyCo LLC where he was responsible for operations, strategic assessment of new assets, and developing policies and procedures associated with the startup of a non-regulated energy company. From 2004 to June 2007, Mr. Smith served as senior vice president of energy resources at PNM Resources during which time he led operations of the company’s power generation fleet consisting of over 2,500 megawatts of coal, nuclear, gas-fired and renewable assets. From 1979 to 2003, he held positions of increasing responsibility at Tampa Electric Company, most recently as vice president of energy supply and trading. Mr. Smith previously chaired the United Way Community Investment Council and served on the Board of Directors for the United Way of Central New Mexico and for the All Faiths Receiving Home. Mr. Smith graduated with a Bachelor’s degree from the University of Florida.

Robert W. Zack has served as our executive vice president and chief financial officer since June 2007 and as our chief executive officer from inception to September 2007. Previously, Mr. Zack served as the president and CEO of Catalytica Energy Systems, Inc. since July 2005 and as a member of the Board of Directors since February 2006. During this time, Mr. Zack also continued to serve as chief financial officer for Catalytica Energy Systems, a position he had held since April 2003. Prior to that, Mr. Zack had served as vice president, finance and controller of Catalytica Energy Systems since February 2002. Before joining Catalytica Energy Systems, Mr. Zack served as group vice president of finance for MicroAge, Inc. From 1995 to 1999, he served as the chief financial officer of NIENEX. Previously, Zack has held various executive and financial management roles at Active Noise and Vibration Technologies, Pinnacle West Capital Corporation and Arthur Andersen L.L.P. He earned his B.S. in accounting and his MBA from Arizona State University. He is also a certified public accountant.

Scott K. Higginson has served as our senior vice president, business development & public affairs since October 2007. Previously, Mr. Higginson was executive vice president of NZ Legacy, LLC since January 2005. From 2001 to 2005, Mr. Higginson was an owner of Four Square Group, a government and public affairs consulting firm that represented clients on issues related to natural resources, healthcare, agriculture and renewable energy at the federal, state and local levels of government in Arizona and Nevada. From 1995 to 2001, Mr. Higginson was the corporate vice president of government and public affairs at Del Webb Corporation. From 1989 to 1995, Mr. Higginson served two terms on the Las Vegas City Council and was the owner of a public relations and advertising consulting business focusing on business communications and political campaign management. Mr. Higginson has a Bachelor’s degree in political science and journalism from Brigham Young University.

There are no family relationships between any of the directors or executive officers of the Company.

No events have occurred in the past five years that are material to an evaluation of the ability or integrity of any person serving in a director or executive officer role of the Company.

CORPORATE GOVERNANCE AND BOARD AND COMMITTEE MATTERS

Independence of Members of our Board of Directors and Committees

Our Board of Directors has determined that four of its five current members — Richard A. Abdoo, William B. Ellis, Ricardo B. Levy, and Susan F. Tierney — are “independent,” as such term is defined in Marketplace Rule 4200(a)(15) of the Nasdaq Stock Market. No directors are members of Committees of our Board of Directors who are not independent under such Committee independence standards. The independent directors meet regularly in executive session without non-independent directors and management.

Board of Directors Meetings

Our Board of Directors held a total of four meetings during the year ended December 31, 2007. During fiscal 2007, each of our directors attended at least 75% of the aggregate of all meetings of the Board and the committees, if any, upon which such director served and which were held during the period of time that such director served on the Board or such committee.

In addition, during fiscal 2007 and prior to the Merger Transaction on October 1, 2007, Catalytica held a total of eleven meetings of its Board of Directors. Each of Catalytica’s directors attended at least 75% of the aggregate of all meetings of Catalytica’s Board that were held during the period of time that such director served on the Board.

We have a policy of encouraging our Board members to attend the annual meetings of our stockholders, including this first Annual Meeting of the Company’s stockholders.

Board Committees

Our Board of Directors has established four committees: an Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act, a Compensation Committee, a Nominating / Governance Committee, and a Special Committee.

Audit Committee

Among other things, our Audit Committee:

•	Oversees the Company’s accounting and financial reporting processes and the audit of the Company’s financial statements;

•	Appoints independent auditors to audit the Company’s financial statements;

•	Assists our Board of Directors in the oversight of: (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications, independence and performance; and (iv) the Company’s internal accounting and financial controls; and

•	Provides to our Board of Directors such information and materials as it may deem necessary to make our Board of Directors aware of financial matters requiring the attention of our Board of Directors.

The Audit Committee held one meeting during the year ended December 31, 2007. In addition, during fiscal 2007 and prior to the Merger Transaction on October 1, 2007, the Audit Committee of Catalytica held a total of four meetings.

Renegy’s Audit Committee consists of three of the Company’s independent directors — William B. Ellis, Chairman, Ricardo B. Levy, and Susan F. Tierney. The Board of Directors has determined that each member of the Audit Committee meets the independence criteria prescribed by applicable law and the rules of the SEC for audit committee membership and meets the criteria for audit committee membership required by The NASDAQ Stock Market, Inc. (“Nasdaq”). Further, each Audit Committee member meets Nasdaq’s financial knowledge requirements. Also, our Board has determined that William B. Ellis qualifies as an “audit committee financial expert,” as defined in the rules and regulations of the SEC.

The Audit Committee operates under a written charter adopted by our Board of Directors on August 29, 2007, which is available on the Investor Relations section of our website at http://www.renegy.com.

Compensation Committee

Among other things, our Compensation Committee:

•	Oversees the compensation of the Company’s Chief Executive Officer and other executive officers, including officers reporting under Section 16 of the Exchange Act;

•	Administers the Company’s stock plans and approves grants under those stock plans;

•	Consults with management regarding compensation and benefits for non-executive officers and other employees of the Company and compensation of directors of the Company;

•	Oversees the Company’s compensation policies, plans and benefits programs generally; and

•	Undertakes such other duties as the Board from time to time prescribes.

In carrying out its responsibilities, the Compensation Committee may engage outside consultants and consult with the Company’s human resources department and other company executives as the Compensation Committee determines to be appropriate. While the Compensation Committee did not engage any outside consultants to review our compensation plans or arrangements for 2007, the Compensation Committee may do so in the future. The Compensation Committee may also delegate any of its responsibilities to subcommittees or the Chairperson of the Compensation Committee to the extent permitted by applicable law and NASDAQ rules. The Compensation Committee has not made such a delegation of its responsibilities and has no plans to do so.

During the year ended December 31, 2007, the Company did not hold any Compensation Committee meetings. During fiscal 2007 and prior to the Merger Transaction on October 1, 2007, the Compensation Committee of Catalytica held one meeting.

Renegy’s Compensation Committee consists of Richard A. Abdoo, Chairman, and Susan F. Tierney, each of whom has been determined by the Board to be independent under NASDAQ rules as currently in effect, as outside directors as such term is defined with respect to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and non-employee directors under Section 16(b) of the Securities Exchange Act of 1934.

The Compensation Committee operates under a written charter adopted by our Board of Directors on August 29, 2007, which is available on the Investor Relations section of our website at http://www.renegy.com.

Nominating/Governance Committee

Among other things, our Nominating/Governance Committee:

•	Identifies individuals qualified to become directors and selects, or recommends that our Board of Directors select, the candidates for all directorships to be filled by our Board of Directors or by the stockholders;

•	Develops and recommends to our Board of Directors a set of corporate governance principles applicable to the Company; and otherwise takes a leadership role in shaping the corporate governance of the Company.

During the year ended December 31, 2007, the Company did not hold any Nominating/Governance Committee meetings. During fiscal 2007 and prior to the Merger Transaction on October 1, 2007, the Nominating/Governance Committee of Catalytica held one meeting.

The members of the Nominating/Governance Committee are Susan F. Tierney, Chairperson, and Ricardo B. Levy. Our Board of Directors has determined that each of the current members of the Nominating / Governance Committee meet the director independence standards of the NASDAQ Stock Market, Inc.

The Nominating/Governance Committee operates under a written charter adopted by our Board of Directors on August 29, 2007, which is available on the Investor Relations section of our website at http://www.renegy.com.

Special Committee

Renegy’s Certificate of Incorporation in effect upon the closing of the Merger Transaction on October 1, 2007, provided for the appointment of an independent board committee consisting of the Company’s Class III directors, which we refer to as the “Special Committee” in this Proxy Statement. The Merger Transaction is described in more detail in the section entitled “Transactions with Related Persons” in this Proxy Statement.

The Special Committee was established upon the closing of the Merger Transaction and held two meetings during the year ended December 31, 2007.

The Special Committee has the authority and is empowered to, on behalf of Renegy:

•	enforce the obligations of Robert M. Worsley (“Worsley”) under the Contribution and Merger Agreement;

•	and on behalf of Catalytica (i) make the determination of whether to satisfy, in full or in part, any indemnification obligation in favor of Worsley through the payment of cash or issuance of stock, (ii) conduct the defense of any claim in respect of indemnification under the contribution and merger agreement, (iii) negotiate, enter into settlements and compromises of, and comply with orders of courts and awards of arbitrators with respect to any such claim, and (iv) take all other actions that are necessary or appropriate in the judgment of the special committee for the accomplishment of the foregoing;

•	administer, interpret and enforce the registration rights agreement;

•	administer, interpret and enforce the warrants, including assessing and making the determination of whether any vesting milestone has been achieved;

•	conduct such investigations as it deems necessary or appropriate to discharge its duties under Renegy’s Certificate of Incorporation;

•	retain separate legal counsel and any other experts and advisors as the special committee deems necessary or advisable for the purpose of discharging its duties;

•	make determinations as to whether to commence, settle and/or terminate litigation or any other proceeding or action in furtherance of the foregoing; and

•	fill vacancies in the Class I or Class III directors of Renegy during the initial terms of such Classes.

The authority of the Class III directors acting as the Special Committee will terminate on the expiration of the initial term of the Class III directors. The Contribution and Merger Agreement also provides that:

•	until the expiration of the initial term of the Class I directors of Renegy, committees of the board of directors (other than the Special Committee) will consist of at least one Class II director, and at least two directors that are Class I and Class III directors; provided, that the total numbers of Class I and Class III directors will exceed the number of Class II directors by at least one director; and

•	for the period commencing on the expiration of the initial term of the Class I directors of Renegy and ending on the expiration of the initial term of the Class III directors, committees of the board (other than the Special Committee) will consist of at least one Class II director, and at least two directors that are Class III directors (or, if any Class I director(s) is reelected at the first annual meeting following the closing of the transaction, such Class I director(s)); provided, that the total numbers of Class III directors (and applicable reelected Class I directors) will exceed the number of Class II directors by at least one director.

The effect of the foregoing means that the majority of the members comprising any board committee through the expiration of the initial term of the Class III directors will consist of former Catalytica directors.

The members of the Special Committee are Ricardo B. Levy, Chairman, William B. Ellis and Susan F. Tierney, three of the Company’s independent directors.

Director Nomination Process

Stockholder Nominations

The policy of our Board of Directors is that the Nominating / Governance Committee is to consider properly submitted stockholder recommendations and nominations for candidates for membership on the Board of Directors as described under “Identifying Nominees” below. Stockholders that wish to recommend individuals for consideration by the Nominating / Governance Committee must give written notice to the Secretary of the Company at the address set forth below in the manner described in our Bylaws.

Renegy Holdings, Inc.
Attn: Secretary
60 E. Rio Salado Parkway, Suite 1012
Tempe, Arizona 85281

Our Bylaws provide that nominations of persons for election to our Board of Directors may be made at an annual meeting of stockholders by any stockholder who was a stockholder at the time of giving of the prescribed notice, who is entitled to vote at the meeting and who has complied with the notice procedures in our Bylaws. To be timely, a stockholder’s notice must be delivered to the Secretary at our principal executive offices, currently the address set forth above, not less than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 150th day prior to and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Such stockholder’s notice shall set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person as would be required to be disclosed in solicitations or proxies for the election of such nominees as directors pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected and (ii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (A) the name and address of such stockholder, as they appear on our books, and of such beneficial owner and (B) the class and number of shares that are owned beneficially and of record by such stockholder and such beneficial owner.

Director Qualifications

The Nominating/Governance Committee is responsible for reviewing the appropriate skills and characteristics required of board members individually as well as the Board of Directors as a whole. Except as may be required by rules promulgated by NASDAQ or the SEC, it is the current belief of our Board of Directors that there are no specific minimum qualifications that must be met by each candidate for our Board of Directors, nor are there specific qualities or skills that are necessary for one or more of the members of our Board of Directors to possess. In evaluating nominees, the Nominating/Governance Committee considers a variety of factors, including the appropriate size of our Board of Directors, the Company’s needs with respect to the particular talents and experience of the directors, the nominee’s experience and understanding of the Company’s industry, familiarity with national and international business matters, experience with accounting rules and practices, and professional expertise and experience beneficial to the achievement of the Company’s strategic goals. The Nominating/Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its stockholders. The Nominating/Governance Committee will consider each individual candidate in the context of the current perceived needs of our Board of Directors as a whole. While our Board of Directors has not established specific minimum qualifications for director candidates, our Board of Directors believes that candidates and nominees must have broad experience and business acumen, a record of professional accomplishments in his or her field, and demonstrated honesty and integrity consistent with our values as reflected in our Code of Conduct and Ethics.

Identifying Nominees

The Nominating/Governance Committee identifies nominees by first identifying the desired skills and experience of a new nominee based on the qualifications discussed above. The Nominating/Governance Committee will solicit ideas for possible candidates from members of the Board, senior level executives, individuals personally known to the members of the Board and third-party search firms. As described above, the Nominating/Governance Committee will consider properly submitted stockholder recommendations and nominations for candidates for our Board of Directors. Properly submitted recommendations will usually be aggregated and evaluated by the Nominating/Governance Committee at a regularly scheduled meeting of our Board of Directors.

Communications with the Board of Directors

To contact members of our Board of Directors, stockholders should send a letter using the contact information provided below. Communications may be addressed to the entire Board of Directors, to the non-management directors as a group, or to any individual director.

Renegy Holdings, Inc.
Attn: Chairman, Nominating/Governance Committee
60 E. Rio Salado Parkway, Suite 1012
Tempe, Arizona 85281

Depending on the subject matter, the Nominating/Governance Committee Chair will:

•	Forward the communication to the Board member or members to which it is addressed (for example, if the communication received relates to questions, concerns or complaints regarding accounting, internal accounting controls and auditing matters, it will be forwarded to the chair of the Audit Committee for review);

•	Forward to management if appropriate (for example, if the communication is a request for information about us or our operations or if it is a stock-related matter that does not appear to require direct attention by our Board or an individual Board member); or

•	Not forward the communication if it is primarily commercial in nature or if it relates to a topic deemed improper or irrelevant.

Director Compensation

The following table describes the compensation paid to the members of our Board of Directors in the fiscal year ended December 31, 2007:

DIRECTOR COMPENSATION

	Fees			Non-Equity	Nonqualified
	Earned or			Incentive	Deferred
	Paid in	Stock	Option	Plan	Compensation	All Other
Name	Cash(1)	Awards(2)(3)	Awards	Compensation	Earnings	Compensation	Total

Richard A. Abdoo(a)	$64,500	$85,000	$—	$—	$—	$—	$149,500
William B. Ellis(b)	$49,500	$25,000	$—	$—	$—	$—	$74,500
Ricardo B. Levy(c)	$92,750	$25,000	$—	$—	$—	$—	$117,750
Susan F. Tierney(d)	$38,500	$25,000	$—	$—	$—	$—	$63,500

(1)	We report in this column the cash value of board retainer fees, committee chair fees, and board and committee meeting fees earned by each non-employee director in 2007 irrespective of whether they were paid in 2007. The cash value includes payments earned for serving as directors and committee members for Catalytica.

(2)	On January 25, 2007, all board members were granted 2,165 restricted stock units each (adjusted for merger exchange ratio) by Catalytica. In addition, Richard A. Abdoo was granted 5,195 restricted stock units (adjusted for merger exchange ratio) by Catalytica in payment of consulting services to be provided by Mr. Abdoo during 2007.

(3)	In connection with the Merger Transaction on October 1, 2007, all outstanding stock options and unvested restricted stock units fully vested immediately prior to the merger. As a result, all unrecognized valuation amounts related to these stock awards was expensed in the third quarter of fiscal 2007.

(a)	As of the end of fiscal 2007, Richard A Abdoo had 4,999 option awards outstanding.

(b)	As of the end of fiscal 2007, William B. Ellis had 7,710 option awards outstanding.

(c)	As of the end of fiscal 2007, Ricardo B. Levy had 25,142 option awards outstanding.

(d)	As of the end of fiscal 2007, Susan Tierney had 9,282 option awards outstanding.

Effective for the fiscal year commencing January 1, 2007, directors of Catalytica who were not officers of Catalytica each received an annual retainer for their services in the amount of $30,000, plus reimbursement of expenses, and the Chairman of the Board and the Vice Chairman of the Board of Catalytica received additional annual compensation of $45,000 and $40,000, respectively. Upon consummation of the Merger Transaction, effective October 1, 2007, directors who are not officers of the Company each receive an annual retainer for their services in the amount of $30,000, plus reimbursement of expenses, and the Lead Independent Director of the Board receives additional annual compensation of $40,000. Directors who are employed by the Company do not receive any compensation for their Board activities. Committee chairs and committee members receive additional compensation of $2,500 and $1,500, respectively, per attended committee meeting.

Our Certificate of Incorporation limits the liability of our directors to us or our stockholders for breaches of the directors’ fiduciary duties to the fullest extent permitted by Delaware law. In addition, our certificate of incorporation and bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Delaware law. We also maintain directors’ and officers’ liability insurance and enter into indemnification agreements with all of our directors and executive officers.

REPORT OF THE AUDIT COMMITTEE OF OUR BOARD OF DIRECTORS

This report of the Audit Committee of the Board of Directors shall not be deemed “soliciting material” or to be “filed” with the SEC and shall not be incorporated by reference into any future filings under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically request that it be treated as soliciting material or specifically incorporate it by reference into such filings.

The Audit Committee of our Board of Directors (the “Audit Committee”) assists our Board of Directors in the oversight and monitoring of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accountants’ qualifications, independence and performance, and the Company’s internal accounting and financial controls and reporting practices. The three members of the Audit Committee are William B. Ellis, Chairman, Ricardo B. Levy, and Susan F. Tierney. The role of the Audit Committee is more fully detailed in the Charter for the Audit Committee, which was adopted by the Board on August 29, 2007.

Management is responsible for the preparation, presentation and integrity of the financial statements, including establishing accounting and financial reporting principles and designing systems of internal controls over financial reporting. The Company’s independent auditors are responsible for expressing an opinion on the Company’s consolidated financial statements in accordance with generally accepted auditing standards. It is the Audit Committee’s responsibility to oversee these processes.

In this context, the Audit Committee hereby reports as follows:

1. The Audit Committee reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007;

2. The Audit Committee discussed with the independent registered public accountants the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

3. The Audit Committee received the written disclosures and the letter from the independent registered public accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with the independent registered public accountants the independent registered public accountants’ independence; and

4. Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007.

AUDIT COMMITTEE

William B. Ellis, Chairman
Ricardo B. Levy
Susan F. Tierney

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Disclosure of Auditor Fees.

The following table shows the fees billed to the company by Ernst & Young LLP for the years ended December 31, 2007 and December 31, 2006.

Type of Fee	2007	2006

Audit Fees — fees for Ernst & Young’s audit of the company’s annual consolidated financial statements and its audit of internal control over financial reporting, its review of consolidated financial statements included in our quarterly reports on Forms 10-Q, services provided in connection with statutory and regulatory filings, irrespective of when the fees and expenses were billed or paid or when the services were rendered. 2007 fees also include (i) three quarterly reviews for Catalytica and the 2007 annual audit for the Company and (ii) three quarterly reviews for 2006 and 2007 and annual audits for 2005 and 2006 for the Snowflake entities performed in connection with the Merger Transaction. This category also includes fees associated with advice on accounting and audit matters that arose during, or as a result of, the audit or review services, and services provided in connection with our SEC registration statements. 2006 fees include three quarterly reviews and an annual audit for Catalytica for 2006.
	$1,078,797	$279,087
Audit-Related Fees — includes fees for professional services, including accounting consultations and other attestation services not required by statute, fees for non-audit services that normally can only be provided by the company’s independent registered public accounting firm	$151,000	$—
Tax Fees — fees for professional services related to tax compliance, tax advice or tax planning, primarily for non-U.S. locations	$—	$—
All Other Fees — fees paid by the company to Ernst & Young for other services	$—	$—

Pre-approval of Independent Auditor Fees.

The Audit Committee has considered and determined that the fees paid to Ernst & Young LLP for non-audit-related services is compatible with maintaining Ernst &Young’s independence. The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other services performed by the independent auditor and all fees of Ernst & Young LLP for 2007 and 2006 were approved in advance by the Audit Committee. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. The Audit Committee has delegated to the Chair of the Audit Committee authority to approve permitted services provided that the Chair reports any decisions to the Committee at its next scheduled meeting.

EXECUTIVE COMPENSATION

This section summarizes the processes and procedures used by the Compensation Committee of our Board of Directors (the “Compensation Committee”) to consider and determine the compensation of the Company’s Executive Officers, including the Chief Executive Officer, and the directors of the Company.

Overview of Compensation Program and Philosophy

The Compensation Committee oversees the compensation of the Company’s Chief Executive Officer and other executive officers, including officers reporting under Section 16 of the Exchange Act. The Compensation Committee’s philosophy with respect to executive compensation is to provide a compensation program that enables the Company to attract, retain and motivate top executive talent, and which is linked to corporate, business and individual performance. The Company’s compensation programs are also designed to support the Company’s objective of creating value for its stockholders. Accordingly, the Compensation Committee believes that Executive Officers should have a significant stake in the Company’s stock performance and that compensation programs should link executive compensation to stockholder value. In the view of the Compensation Committee, one of the ways to accomplish this is by making a significant portion of individual compensation directly dependent on the Company’s achievement of business and financial goals, and by providing significant rewards for exceeding those goals. The Compensation Committee believes that strong financial performance, on a sustained basis, is an effective means of enhancing long-term stockholder returns.

Components of Executive Compensation

The compensation program for the Company’s Executive Officers consists of:

•	base salary;

•	annual incentive opportunities in the form of a cash bonus and a stock option bonus;

•	long-term incentive opportunities in the form of restricted stock; and

•	other benefits, such as health and welfare insurance, a defined contribution 401(k) plan, and an employee stock purchase plan, all of which are also available to all other eligible Company employees.

The compensation package for any particular Executive Officer is determined in light of the compensation practices of other competitor companies in energy technology and related industries, the performance of the individual and the Company’s performance.

In order to establish competitive compensation, the Compensation Committee considers the compensation levels of companies from clean energy and related industries, including the base salaries, bonus opportunities and stock option awards for their top executives. The Compensation Committee also considers that cross-company comparisons require some adjustments to reflect varying levels of specific responsibilities, complexity of the business, the business’ ultimate potential, the background and training of the Executive Officer, and the Company’s market capitalization compared with the market basket of companies. Such considerations set the base level of compensation, assuming an acceptable level of performance. Performance variations on an individual and business level are then applied.

Personal performance is appraised against a budget and business plan laid out at the beginning of each year. The plan includes a set of personal objectives regarding such things as budgetary control, achieving milestones in the Company’s commercial and development programs, successful execution and implementation of collaborative agreements or contracts, achieving planned revenues and other criteria. Assessment of performance in this regard determines the annual increase in base salary and also determines, in part, the level of cash bonus and long-term incentive compensation. Cash, restricted stock and stock option bonuses are also affected by the Company’s performance.

Achievement of corporate objectives, designed to enhance stockholder value, is a key factor in establishing stock option award bonus and cash bonuses. Typical corporate objectives would include sound management of all balance sheet items, appropriate balancing of new opportunities and risks and the creation of opportunities for future business activity. The bonus plan for Executive Officers is based on the achievement of a combination of financial and non-financial goals. For 2007, these goals included consummating the Merger Transaction between Catalytica Energy Systems, Inc. and the renewable energy divisions of NZ Legacy LLC (as described in more detail in the section of this Proxy Statement entitled “Transactions with Related Parties”), integrating such entities following the Merger Transaction, consummating the sale of the Company’s SCR-Tech subsidiary, advancing the construction of the Company’s 24 megawatt biomass power generation facility located in Snowflake, Arizona, expanding the Company’s biomass fuels and wood shavings businesses, and expanding the Company through the acquisition of power generation facilities.

In determining the compensation packages for the Executive Officers as described above, the Compensation Committee obtains recommendations from our management, including from Mr. Worsley, our Chief Executive Officer, and Mr. Zack, our Chief Financial Officer. The Compensation Committee considers, but is not bound by and does not always accept, such recommendations. Messrs. Worsley and Zack and other executives or employees sometimes attend the Compensation Committee’s meetings, but they leave the meetings as appropriate when matters of executive compensation are discussed. The Compensation Committee considers and discusses the CEO’s compensation package without him present.

Chief Executive Officer Compensation for Fiscal 2007

Mr. Robert M. Worsley has served as Chairman, President and Chief Executive Officer of the Company since October 1, 2007. In establishing the compensation for Mr. Worsley for fiscal 2007, the Compensation Committee applied the principles outlined above, as well as the criteria described below.

Mr. Robert M. Worsley

In determining Mr. Worsley’s compensation as Chief Executive Officer, the Compensation Committee compared his compensation to that of chief executive officers of public companies in energy technology and related industries. Mr. Worsley’s annualized salary for 2007 was established at $300,000. Mr. Worsley also earned a cash bonus for 2007 performance of $112,500, which was paid in 2008. In addition, in recognition of Mr. Worsley’s 2007 performance, he earned a stock option bonus award of 59,400 shares issued on January 22, 2008 with an exercise price of $5.24 per share (the closing price of Renegy’s common stock on January 22, 2008). The options were granted under the Renegy Holdings, Inc. 2007 Equity Incentive Plan (the “Plan”). The options become exercisable in 48 equal monthly installments commencing one month after the date of grant and expire ten years from the date of grant. The exercise of each of the options is conditioned upon the approval by the Board and the Company’s stockholders of an amended Plan that includes certain tax provisions not currently included in the Plan, including provisions relating to Section 162(m) of the Internal Revenue Code of 1986, as amended, as recommended to the Board by the Compensation Committee. In the event such approvals are not obtained, the options will be cancelled. The options granted to Mr. Worsley are incentive stock options under the Plan. Both cash and stock bonuses for Mr. Worsley were computed based upon his achievement of Company and personal objectives, primarily focused on consummating the Merger Transaction between Catalytica and the renewable energy divisions of NZ Legacy LLC, integrating such entities following the Merger Transaction, advancing the construction of the Company’s 24 megawatt biomass power generation facility located in Snowflake, Arizona, expanding the Company’s biomass fuels and wood shavings businesses, and expanding the Company through the acquisition of power generation facilities. Effective as of March 1, 2008, the Compensation Committee approved an increase to Mr. Worsley’s annual base salary from $300,000 to $400,000. In addition, Mr. Worsley is eligible to receive an annual bonus for 2008 with a target payment equal to 125% of his base salary if the performance targets established by the Board are achieved, with 50% payable in cash and 75% payable in equity of the Company.

Internal Revenue Code Section 162(m)

Under Section 162(m) of the Internal Revenue Code, as amended, and regulations adopted under it by the Internal Revenue Service, publicly held companies may be precluded from deducting certain compensation paid to certain executive officers in excess of $1.0 million in a year. Exceptions to this deductibility limit may be made for various forms of “performance-based” compensation. The Compensation Committee believes that awards granted under the Company’s equity incentive plans described above can be excluded from the $1.0 million limit. In addition, the non-equity-based compensation paid to the Named Executive Officers in fiscal 2007 did not exceed $1.0 million for any individual. While we cannot predict how the deductibility limit may impact the Company’s compensation program in future years, we intend to maintain an approach to executive compensation that strongly links pay to performance.

SUMMARY COMPENSATION TABLE FOR FISCAL 2007

The following table sets forth certain summary information concerning the annual compensation received for services rendered to the Company during the fiscal year ended December 31, 2007 by: (i) Robert M. Worsley, the Company’s Chairman, President and Chief Executive Officer on December 31, 2007, and (ii) each of the other most highly compensated executive officers of the Company during 2007 (collectively, the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE(1)

				Stock	Option	All Other
			Bonus	Awards	Awards	Compensation
Name and Principal Position	Year	Salary	(2)	(3)	(3)	(4)	Total

Robert M. Worsley(5)(6)	2007	$69,231	$112,500	$—	$—	$52	$181,783
President, Chief Executive Officer	2006	$—	$—	$—	$—	$—	$—
Robert W. Zack(7)(8)	2007	$300,000	$150,000	$87,744	$83,177	$238,498	$859,419
Executive Vice President and Chief Financial Officer	2006	$260,000	$175,500	$18,750	$67,228	$18,218	$539,696
Scott K. Higginson(9)(10)	2007	$169,712	$75,000	$58,215	$29,436	$1,494	$333,857
Senior Vice President	2006	$162,019	$—	$—	$—	$39	$162,058

(1)	In connection with the consummation of the Merger Transaction, Renegy’s financial statement presentation for fiscal 2007 includes the results of operations for the combined Snowflake entities for the nine months ended September 30, 2007 and for Renegy on a consolidated basis for the fourth quarter of 2007. Data presented in the Summary Compensation Table represents compensation for the entire fiscal year. In the supporting footnotes which follow, disclosures of amounts by period are provided (i.e., first three quarters and fourth quarter).

(2)	Represents bonuses accrued in the year of service whether paid during the year of service or thereafter.

(3)	Amounts set forth in the Stock Awards and Option Awards columns represent the aggregate amount recognized for financial statement reporting purposes, disregarding the estimate of forfeitures related to service-based vesting conditions, but otherwise computed in accordance with the Statement of Financial Accounting Standards (“SFAS”) No 123, as amended by SFAS No. 123(R), “Share-Based Payment,” (“SFAS 123(R)”) based on the assumptions set forth in Note 6 to the Company’s consolidated financial statements as filed herein. There were no equity award forfeitures by the Named Executive Officers during Fiscal 2007. Restricted stock awards are computed in accordance with SFAS 123(R) based on the closing stock price on the grant date. These amounts reflect the Company’s accounting expense for these awards, and do not reflect the actual value that will be recognized by the Named Executive Officers.

(4)	Includes 401(k) matching contributions accrued in the year of service whether paid during the year of service or the following year.

(5)	During the first three quarters of 2007, Mr. Worsley was not paid a salary. Amounts under “Salary” consist of (i) $0 for the first three quarters and (ii) $69,231 for the fourth quarter. Amounts under “All Other Compensation” include contributions by the Company of $52 for supplemental life insurance premiums.

(6)	During 2006, Mr. Worsley did not receive a salary or other benefits for his service.

(7)	Amounts under “Salary” include $225,000 paid by Catalytica as its CEO and CFO for the first three quarters. Amounts under “All Other Compensation” include contributions by the Company of $1,260 for supplemental life insurance premiums; (ii) $4,138 for supplemental disability insurance premiums; (iii) $225,000 for retention bonuses; and (iv) $8,100 for 401k employer contributions.

(8)	During 2006, all of Mr. Zack’s compensation was paid by Catalytica. Amounts under “All Other Compensation” include contribution by Catalytica of (i) $12,320 under its 401(k) plan; (ii) $1,260 for supplemental life insurance premiums and (iii) $4,638 for supplemental disability premiums.

(9)	Amounts under “Salary” include $118,750 paid by the Snowflake entities for the first three quarters. Amounts under “All Other Compensation” include contributions by the Company of (i) $52 for supplemental life insurance premiums; and (ii) $1,442 for medical insurance premiums.

(10)	During 2006, all of Mr. Higginson’s compensation was paid by the Snowflake entities. Amounts under “All Other Compensation” include $39 for supplemental life insurance premiums.

The material terms of each Named Executive Officer’s employment agreement or arrangement is set forth below under “Employment Contracts and Termination of Employment and Change-in-Control Arrangements.”

Outstanding Equity Awards at Fiscal Year End

The following table sets forth the outstanding equity awards at the end of the fiscal year ended December 31, 2007 held by each of the Named Executive Officers:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards						Stock Awards
										Equity
										Incentive
										Plan
									Equity	Awards:
									Incentive	Market
									Plan	Value or
				Equity					Awards:	Payout
				Incentive				Market	Number of	Value of
				Plan			Number of	Value of	Unearned	Unearned
				Awards:			Shares or	Shares or	Shares,	Shares,
	Number of			Number of			Units of	Units of	Units or	Units or
	Securities	Number of		Securities			Stock	Stock	Other	Other
	Underlying	Securities		Underlying			That	That	Rights	Rights
	Unexercised	Underlying		Unexercised	Option		Have	Have	That Have	That
	Options (#)	Unexercised		Unearned	Exercise	Option	Not	Not	Not	Have Not
	Exercisable	Options (#)		Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	(1)	Unexercisable		(#)	($)	Date	(#)	($)	(#)	($)

Robert M. Worsley	714
Robert W. Zack	1,428				24.85	4/1/2012
	12,142				19.32	2/10/2013
	1,428				24.14	8/29/2013
	9,999				28.22	1/26/2014
	3,656				16.87	1/31/2015
	27,142				8.05	3/22/2016
	7,142				9.45	11/6/2016
	11,828				13.44	1/11/2017
Scott K. Higginson		7,143	(2)		8.15	10/1/2017

(1)	In connection with the Merger Transaction on October 1, 2007, all outstanding stock options and unvested restricted stock units fully vested immediately prior to the merger. The options subject to acceleration remain exercisable throughout the original term of each option award. However, executives that remain employed with the Company have agreed not to exercise their options until they would otherwise come due under the terms of their options agreements, which would be six months after the closing of the Merger Transaction.

(2)	Exercisable only upon stockholder approval of the 2007 Plan.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

On May 8, 2007, the Company entered into an Employment Agreement with Robert M. Worsley. The agreement provides for a base salary of $300,000, which may be increased in 2008 and subsequent years by the Company’s Board of Directors or the Compensation Committee. Mr. Worsley’s initial term of employment will be three years, and will continue for successive one year terms unless earlier terminated pursuant to the employment agreement termination provisions or either Renegy or Mr. Worsley provides written notice of termination of employment not less than 120 days prior to the end of the initial term or any additional term. In addition,

Mr. Worsley will be eligible to receive an annual bonus on account of the Company’s 2007 fiscal year performance with a target payment equal to 125% of his base salary. The target bonus may be paid to Mr. Worsley in a mixture of cash and equity compensation, as determined by the Compensation Committee in its sole discretion; provided, however, that the cash component shall be no less than 50% of the target bonus; provided, further, that for the 2007 fiscal year, the mixture of the 125% of the base salary payable as the target tonus shall be 50% cash and 75% equity compensation. In 2008 and subsequent years, the target bonus may be increased by the Company’s Board of Directors or the Compensation Committee. The agreement also provides that if Mr. Worsley is involuntarily terminated other than for cause (as such terms are defined in the agreement), or if Mr. Worsley terminates his employment for good reason (as defined in the agreement), he is entitled to (i) a severance payment equal to two years of his yearly salary in effect on the termination date; (ii) a pro-rated portion of the amount of incentive compensation he would earn for the fiscal year in which the termination occurs if the results of operations of Renegy for the period from the beginning of such fiscal year to the termination date were annualized; (iii) full vesting of all outstanding stock options held by him; and (iv) subsidized COBRA premiums for up to a maximum of eighteen months. Further, if Mr. Worsley is terminated during a pending change of control or within 24 months after a change of control, or if he terminates his employment for good reason within 24 months after a change of control, he is entitled to receive as a change-in-control payment: (i) an amount equal to two years of his yearly salary in effect on the termination date; (ii) the maximum amount of incentive compensation which he could earn for the fiscal year in which the termination date occurs; and (iii) full vesting of all outstanding stock options held by him.

On January 22, 2008, the Compensation Committee approved a salary increase for Mr. Worsley from $300,000 to $400,000, effective March 1, 2008.

On August 14, 2008, the Company entered into an Employment Agreement with Hugh W. Smith. Mr. Smith’s initial term of employment will be three years, commencing March 3, 2008. The agreement provides that Mr. Smith shall receive (i) a base salary of $350,000 per annum; (ii) a target bonus equal to 125% of his base salary, which may be paid in a combination of cash and equity compensation, provided that at least 50% of the target bonus must be paid in cash; (iii) a grant of 100,000 stock options under the Company’s 2007 Equity Incentive Plan, which will vest ratably over a 48-month period commencing as of his employment with the Company; (iv) 15 months of mortgage payment reimbursement beginning in March 2008 and continuing until Mr. Smith’s home is sold, but not to exceed $45,000; and (v) a $100,000 signing bonus (paid $10,000 per month during the first ten months of employment). The reimbursement of mortgage payments is in addition to prior payments made by the Company to Mr. Smith in the amount of $75,000 for relocation expenses. In addition, among other things, the agreement provides that if Mr. Smith is involuntarily terminated other than for cause at any time prior to an announcement of a change of control, or on or after the date that is 24 months following a change of control or the announcement of a change of control whichever comes later, then Mr. Smith will be entitled to receive the following severance and non-competition benefits: (i) a cash payment equal to one year of his annual compensation; (ii) subsidized COBRA premiums for up to a maximum of 18 months; and (iii) a pro-rated portion of the amount of current year bonus award which Mr. Smith would earn for the fiscal year in which the termination occurs. Additionally, if Mr. Smith is involuntarily terminated other than for cause at any time after an announcement of a change of control and prior to 24 months following a change of control or the announcement of a change of control, whichever comes later, then Mr. Smith will be entitled to receive the following severance and non-competition benefits: (i) a cash payment equal to 200% of his annual compensation plus the maximum amount of the current year bonus award which Mr. Smith could earn for the fiscal year in which the termination date occurs; and (ii) full acceleration of the vesting of the unvested portion of any stock option held by Mr. Smith.

On March 23, 2007, the Company entered into an Amended and Restated Employment Agreement with Robert W. Zack. The agreement provides for a base salary of $300,000, which may be increased in 2008 and subsequent years by the Company’s Board of Directors or the Compensation Committee. In addition, Mr. Zack will be eligible to receive an annual bonus on account of the Company’s 2007 fiscal year performance with a target payment equal to 125% of his base salary. In 2008 and subsequent years, the target bonus may be increased by the Company’s Board of Directors or the Compensation Committee. The target bonus may be paid in a combination of cash and equity compensation, provided that the cash component will be no less than 50% of the bonus. The agreement also provides that if Mr. Zack is involuntarily terminated other than for cause (as such terms are defined in the agreement) and not in connection with a change of control of the Company, he will receive an aggregate cash amount equal to 200% of his annual compensation (an amount equal to the greater of Mr. Zack’s (i) base salary for the twelve (12) months preceding a change in control plus his target bonus for the same period, or (ii) Mr. Zack’s base salary on an annualized basis and his target bonus as of the termination date) plus a pro rata cash payment of his target bonus and subsidized COBRA premiums for up to a maximum of eighteen (18) months. Further if Mr. Zack is involuntarily terminated in connection with a change of control event (as defined in the agreement), he will receive a cash payment in an amount equal to 200% of his annual compensation plus a pro rata cash payment of his target bonus, less any change of control retention payments (as described below) already paid to him. Mr. Zack will also receive continued employee benefits for up to two years from the date of his involuntary termination, and accelerated vesting for all of his unvested stock options or restricted stock (including restricted stock units). In the event of a change of control where Mr. Zack is employed by the acquiring entity in the position of Chief Financial Officer or a greater position, he will receive change of control retention payments as follows: 1/3 of his annual compensation on the date of the change of control, another 1/3 of his annual compensation six months following the change of control and a final 1/3 of his annual compensation one year following the change of control, subject to Mr. Zack’s continuous employment by the acquiring entity through such dates. This Amended and Restated Employment Agreement superseded the Employment Agreement entered into between Robert Zack and Catalytica dated September 22, 2005. On October 1, 2007, in connection with the Merger Transaction (as described in more detail in the section entitled “Transactions with Related Persons”), the Amended and Restated Employment Agreement between Robert Zack and Catalytica was assumed by the Company. As a result of the change of control of Catalytica, Mr. Zack received $225,000 retention payments on each of October 1, 2007 and April 1, 2008, and is entitled to receive a final retention payment of $225,000 on October 1, 2008, subject to Mr. Zack’s continued employment with the Company.

On May 8, 2007, the Company entered into an Employment Agreement with Scott K. Higginson. The agreement provides for a base salary of $200,000, which may be increased in 2008 and subsequent years by the Company’s Board of Directors or the Compensation Committee. Mr. Higginson’s initial term of employment will be three years, and will continue for successive one year terms unless earlier terminated pursuant to the employment agreement termination provisions or either Renegy or Mr. Higginson provides written notice of termination of employment not less than 120 days prior to the end of the initial term or any additional term. In connection with the consummation of the Contribution and Merger Agreement, Mr. Higginson was issued 7,143 shares of common stock of Renegy and 7,143 stock options of Renegy at an exercise price equal to the market price of Renegy’s common stock on the date of grant (October 1, 2007). In addition, Mr. Higginson will be eligible to receive an annual bonus on account of the Company’s 2007 fiscal year performance with a target payment equal to 100% of his base salary. The target bonus may be paid to Mr. Higginson in a mixture of cash and equity compensation, as determined by the Compensation Committee in its sole discretion; provided, however, that the cash component shall be no less than 50% of the target bonus; provided, further, that for the 2007 fiscal year, the mixture of the 100% of the base salary payable as the target bonus shall be 50% cash and 50% equity compensation and shall be pro-rated for the portion of 2007 during which Mr. Higginson is employed. In 2008 and subsequent years, the target bonus may be increased by the Company’s Board of Directors or the Compensation Committee. The agreement also provides that if Mr. Higginson is involuntarily terminated other than for cause (as such terms are defined in the agreement), or if Mr. Higginson terminates his employment for good reason (as defined in the agreement), he is entitled to (i) a severance payment equal to two years of his yearly salary in effect on the termination date; (ii) a pro-rated portion of the amount of incentive compensation he would earn for the fiscal year in which the termination occurs if the results of operations of Renegy for the period from the beginning of such fiscal year to the termination date were annualized; (iii) full vesting of all outstanding stock options held by him; and (iv) subsidized COBRA premiums for up to a maximum of eighteen months. Further, if Mr. Higginson is terminated during a pending change of control or within 24 months after a change of control, or if he elects to terminates his employment within 24 months after a change of control, he is entitled to receive as a change-in-control payment: (i) an amount equal to two years of his yearly salary in effect on the termination date; (ii) the maximum amount of incentive compensation which he could earn for the fiscal year in which the termination date occurs; and (iii) full vesting of all outstanding stock options held by him.

Reference is made to the section of this Proxy Statement entitled “Transactions with Related Persons” for a description of transactions involving executive officers and directors of the Company.

Unless otherwise determined by our Board of Directors, the 2007 Equity Incentive Plan provides that in the event of a merger or “Change in Control,” as defined in the 2007 Equity Incentive Plan, if the successor corporation does not assume or substitute an equivalent option or right, this will result in the automatic acceleration of granted awards (such that they become exercisable in full). A more detailed description of the 2007 Equity Incentive Plan appears under the Proposal No. 2 of this Proxy Statement.

TRANSACTIONS WITH RELATED PERSONS

We entered into a Contribution and Merger Agreement (the “Contribution and Merger Agreement”) on May 8, 2007 by and among (i) us, (ii) Catalytica Energy Systems, Inc., a Delaware corporation (“Catalytica”), (iii) Snowflake Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of us (“Merger Sub”), (iv) Renegy, LLC, an Arizona limited liability company (“Renegy LLC”), (v) Renegy Trucking, LLC, an Arizona limited liability company (“Renegy Trucking”), (vi) Snowflake White Mountain Power, LLC, an Arizona limited liability company (“Snowflake” and, together with Renegy LLC and Renegy Trucking, the “Snowflake entities”), (vii) Robert M. Worsley, (viii) Christi M. Worsley (“Mrs. Worsley”) and (ix) the Robert M. Worsley and Christi M. Worsley Revocable Trust (the “Worsley Trust” and, together with Mr. Worsley and Mrs. Worsley, the “Worsleys”). At a special stockholders meeting held on September 27, 2007, Catalytica stockholders holding a majority of the Catalytica common stock outstanding approved the adoption of the Contribution and Merger Agreement, and, on October 1, 2007, the parties to the Contribution and Merger Agreement completed the transactions contemplated thereby. In the transaction, Catalytica and the Snowflake entities combined their businesses through the merger of Merger Sub with and into Catalytica, with Catalytica surviving the merger, and the concurrent contribution to Renegy by the Worsley Trust, the beneficial owners of the Snowflake entities, of all of the outstanding equity interests of the Snowflake entities (the “Merger Transaction”). As a result of the Merger Transaction, Catalytica and the Snowflake entities now operate under Renegy as wholly-owned subsidiaries. In connection with the consummation of the Merger Transaction, Catalytica terminated its registration under the Exchange Act with its filing of Form 15 on October 2, 2007.

Pursuant to the terms of the Contribution and Merger Agreement, each outstanding share of common stock of Catalytica was converted into the right to receive one-seventh (1/7th) of a share of Renegy common stock. Additionally, each outstanding option to purchase Catalytica common stock was assumed by Renegy and now represents an option to acquire shares of Renegy common stock, subject to the conversion ratio, on the terms and conditions set forth in the Contribution and Merger Agreement. Each outstanding Catalytica restricted stock unit award was accelerated immediately prior to the consummation of the Merger Transaction and was treated in the same manner as other shares of Catalytica common stock which were outstanding immediately prior to consummation of the Merger Transaction.

Further, pursuant to the terms of the Contribution and Merger Agreement, the Worsley Trust received 3,774,048 shares of our common stock and warrants to purchase up to 2,473,023 shares of our common stock in connection with the Merger Transaction. The warrants have an exercise price of $16.38 per share, provide for vesting in three tranches conditioned upon the registrant’s achievement of certain renewable energy-related milestones, and expire at specified times no later than six years following the closing of the Merger Transaction. Upon the closing of the Merger Transaction, the Catalytica stockholders held approximately 41.3% of our outstanding stock and the Worsley Trust held approximately 58.7%, which would increase to approximately 70% if the warrants issued to the Worsley Trust are exercised in full.

On November 7, 2007, we consummated the sale of our SCR-Tech subsidiary, a provider of emissions compliance services for coal-fired power plants, to CoaLogix Inc., a wholly-owned subsidiary of Acorn Energy, Inc. In accordance with the terms of the Contribution and Merger Agreement, net proceeds received in excess of a threshold amount as defined in the agreement were to be reflected in a reduction of the number of shares of our common stock issued to the Worsley Trust. Net proceeds from the sale of SCR-Tech were approximately $1.8 million in excess of the threshold. Accordingly, the number of shares issued to the Worsley Trust was reduced by 220,891 shares, or approximately 1.5%, thereby reducing the percentage of our common stock held by the Worsley Trust to 57.2%, as compared to 58.7% at the effective time of the Merger Transaction.

In connection with the Contribution and Merger Agreement, the Worsleys have agreed to indemnify Catalytica and Renegy and our respective affiliates, directors, officers and employees from and against any and all damages arising out of, resulting from or in any way related to a breach of, or the failure to perform or satisfy any of the representations, warranties, covenants and agreements made by any of the Snowflake entities and/or the Worsleys in the Contribution and Merger Agreement. Renegy and Catalytica have agreed to indemnify the Worsleys from and against any and all damages arising out of, resulting from or in any way related to (i) a breach of, or the failure to perform or satisfy any of the representations, warranties, covenants and agreements made by Catalytica in the Contribution and Merger Agreement, and (ii) the construction cost guarantee of the Worsleys to CoBank up to $2 million. The respective obligations of the parties to indemnify for any breaches of their respective representations and warranties will survive until April 1, 2009, except for any indemnification claim resulting from fraud or intentional misrepresentation. No indemnification is required until the aggregate liability for a party exceeds $250,000, and the indemnity obligations of each party are subject to a $10 million cap, except in the case of fraud or intentional misrepresentation. The indemnification obligations of the Worsleys may be satisfied in cash or shares of our common stock based on a value of $12.25 per share, rounded up to the nearest whole share. Renegy’s obligation to indemnify the Worsleys may be satisfied by paying cash or shares of Renegy common stock, “grossed up” to reflect the Worsleys’ anticipated 58.5% ownership of our outstanding common stock, which percentage was projected at the time of execution of the Contribution and Merger Agreement to exist at consummation of the Contribution and Merger Agreement using the treasury stock method. Specifically, Renegy may pay cash to the Worsleys in an amount equal to (i) the quotient obtained by dividing (A) the amount of the damages for which indemnification is being made by (B) 0.415, less (ii) the amount of such damages (the “adjusted damages”) or issue to the Worsley Trust such number of Renegy shares equal to the quotient obtained by dividing (i) the adjusted damages by (ii) $12.25, rounded up to the nearest whole share.

In addition, in connection with the Contribution and Merger Agreement, we have agreed to indemnify the Worsleys for any claims arising under their guarantee to Salt River Project relating to the payment of all sums owed by Snowflake to Salt River Project under its power purchase agreement with Snowflake and for maintaining a net worth of at least $35 million.

Pursuant to the Contribution and Merger Agreement, we agreed to pay the first $2.0 million of Project Costs, as defined in our Credit Agreement with CoBank, ACB (the “CoBank Credit Agreement”), related to the construction of our biomass power plant in Snowflake, Arizona (the “Snowflake Plant”) that exceed the approximately $67.3 million Project Cap, as defined in the CoBank Credit Agreement. The Worsleys agreed to pay to us the amount by which Project Costs exceed the sum of the Project Cap and $2.0 million in sufficient time for us to be able to pay such excess Project Costs pursuant to an Overrun Guaranty (the “Overrun Guaranty”). A committee of independent directors (the “Special Committee”), acting on our behalf, has the authority to enforce the Worsleys’ obligations under the Overrun Guaranty.

In February 2008, we issued a press release announcing that we expect the Project Costs for the Snowflake plant to exceed the Project Cap by approximately $12.5 million. Pursuant to a letter agreement between us and the Worsleys (the “First Letter Agreement”), which constitutes an amendment to the Contribution and Merger Agreement and the Overrun Guaranty, we, with the approval of the Special Committee, and the Worsleys agreed that, notwithstanding the provisions of the Contribution and Merger Agreement and the Overrun Guaranty, we will be responsible for the payment of an additional $6.0 million of capital costs incurred beyond the Project Cap that have been, or may be, incurred by us and the $2.0 million already payable by us as described above. We believe that the $6.0 million in additional capital costs will enhance the Snowflake plant and further increase the efficiency, reliability and long-term operating performance of the plant. The First Letter Agreement provides that we will have no obligation to pay for any Project Costs beyond the $2.0 million previously agreed to and the $6.0 million described in this paragraph. Pursuant to a Sponsor Guaranty, dated September 1, 2006 between the Worsleys and CoBank, ACB (the “Sponsor Guaranty”), the Worsleys have guaranteed the payment of all Project Costs in excess of the Project Cap. The First Letter Agreement provides that the Worsleys will deposit a minimum of $5.0 million in cash in our general operating bank account by March 5, 2008 to be applied against the Worsleys’ obligations pursuant to the Sponsor Guaranty and Overrun Guaranty, which deposit has been made.

In accordance with the terms of the First Letter Agreement, we entered into a Revolving Credit Agreement (the “Credit Agreement”) with the Worsleys pursuant to which the Worsleys agreed to lend us up to $6.0 million, which could be drawn on by us beginning March 31, 2008 for general working capital purposes, including to pay the capital costs that we have agreed to pay as described above. Until March 31, 2009, interest was to accrue at the Prime Rate (as reported by the Wall Street Journal) on the outstanding balance of the loan, but would not be payable until the termination of the loan. Commencing April 1, 2009, interest would accrue on the unpaid balance of the loan and would be payable monthly by us. The outstanding principal could be prepaid by us in whole or part at any time without penalty, and any repaid amounts could be re-borrowed by us. Any unpaid balance under the Credit Agreement would be due on the date that is the earlier of March 31, 2010 or such date that we were able to obtain alternative debt or equity financing in the amount of at least $6.0 million, unless terminated earlier in accordance with the terms of the Credit Agreement.

Also in accordance with the terms of the First Letter Agreement, the Worsleys agreed to personally guarantee a line of credit in an amount of $6.0 million to be established for us at a bank or other financial institution reasonably acceptable to us and that was on commercially reasonable terms acceptable to us in our reasonable discretion. Upon the establishment of the line of credit or at such time as we secured alternative debt or equity financing in an amount of a minimum of $6.0 million, the Worsleys obligation to provide a line of credit to us was to be released.

On March 28, 2008, we entered into a credit facility with Comerica providing for up to $6.2 million in borrowings, which facility was guaranteed by the Worsleys. As a result of the Comerica Credit Agreement, the Worsley line of credit was terminated.

On August 13, 2008, we entered into another letter agreement (the “Second Letter Agreement”) with the Worsleys to finalize all amounts owed by the Worsleys for the Project Costs related to the Snowflake plant described above. The Special Committee, acting on behalf of the Company, agreed pursuant to the Second Letter Agreement that the Worsleys’ obligation to pay for unpaid Project Cost overruns incurred prior to the commencement of commercial operations of the Snowflake plant, which occurred on June 10, 2008, would be satisfied by the $5.0 million cash deposit previously made by the Worsleys to the Company and funding by the Worsleys, through the direct deposit of funds or a letter of credit, of the debt service reserve (the “DSR”) under the Company’s credit agreement with its project lender for the Snowflake plant, CoBank, ACB) of approximately $2.8 million beginning at the time the Company’s construction loans with CoBank related to the Snowflake plant convert into term loans, which, as of the date of this Proxy Statement, the Company expects to occur on or before September 30, 2008. The Second Letter Agreement provides that the Worsleys will be released from their obligation with respect to the DSR to the extent the Snowflake plant operates in excess of certain output parameters. Specifically, the Worsleys’ obligation to fund the DSR will be reduced monthly in an amount equal to 70% of the revenue on a daily output in excess of 576 megawatt-hours. In addition, the parties agreed that previous deposits by the Worsleys with the Company in the aggregate amount of $1.0 million for purposes of paying potential Project Cost overruns will be treated as loan proceeds in exchange for the issuance of $1.0 million in convertible debt to the Worsleys, as evidenced by a Convertible Subordinated Promissory Note issued by the Company to the Worsleys on August 13, 2008 (the “Note”), which Note is described in more detail below. The Second Letter Agreement also requires the Worsleys to use commercially reasonable efforts to loan the Company up to $4.0 million, at the option of the Company, at ay time during the period commencing October 1, 2008 through the earlier of December 31, 2009 or the date upon which the Company completes an Equity Funding Event (as defined below), under the same terms as the convertible debt represented by the Note to fund the Company’s operations for the remainder of 2008. Pursuant to the Second Letter Agreement, the Special Committee also agreed that 824,341 of the common stock Warrants issued to the Worsleys on October 1, 2007 in connection with the Merger Transaction have vested as of June 10, 2008 as a result of the achievement of commercial operation of the Snowflake plant. The Second Letter Agreement constitutes an amendment to the First Letter Agreement, the Contribution and Merger Agreement and the related agreements between the parties.

On August 13, 2008, we issued a Convertible Subordinated Promissory Note (the “Note”) to the Worsleys in the principal amount of $1.0 million in exchange for cash advances made by the Worsleys to us in the amounts of $600,000 and $400,000 on June 30, 2008 and July 7, 2008, respectively. The Note is subordinate to all other Company secured debt and accrues interest at a rate of 10% per annum. The principal and accrued interest under the Note are due and payable by the Company on December 31, 2009. The Note will automatically convert if, prior to December 31, 2009, the Company obtains at least $5,000,000 of equity financing pursuant to the issuance of equity securities of the Company pursuant to a private placement to one or more bona fide third party investors (an “Equity Funding Event”). Upon completion of the Equity Funding Event, the entire principal amount of the convertible debt represented by the Note, together with accrued interest thereon, will be converted as part of such financing into the same type of equity securities issued in the Equity Funding Event and at the same purchase price for such equity securities in the Equity Funding Event. Commencing December 31, 2008, the Worsleys will have the right, at their option, to convert the outstanding principal and accrued interest under the Note, in whole but not in part, into the Company’s common stock, at a per share conversion price equal to the closing price of the Company’s common stock as quoted on the Nasdaq Capital Market (or such other national securities exchange or other quotation medium that publishes quotes of the common stock) on the date prior to the date of the Worsleys’ notice of conversion to the Company. The Note provides that any conversion of the Note would be subject at all times to the applicable Marketplace Rules of the Nasdaq Stock Market, LLC regarding stockholder approval (for so long as the Company’s securities are subject to such rules). Upon prior written notice to the Worsleys, the Company may at any time prepay in whole or in part the principal of the Note, plus interest accrued to the date of such payment.

We have entered into a Registration Rights Agreement with the Worsley Trust pursuant to which we have agreed, at our expense, to prepare and file a registration statement pursuant to Rule 415 under the Securities Act of 1933, as amended covering the resale from time to time of all of the shares of our common stock issued to the Worsley Trust in connection with the Merger Transaction as well as all shares of common stock issuable upon exercise of the warrants issued to the Worsley Trust. We must prepare and file such registration statement upon the request of the Worsley Trust at any time from and after July 1, 2008, provided that we may delay any requested registration for up to 60 consecutive days in any calendar year (or 120 days in the aggregate in any calendar year) if and for so long as certain conditions exist.

Effective January 1, 2007, Catalytica entered into a one-year consulting agreement with Richard Abdoo, a member of our Board of Directors. The agreement provided that Mr. Abdoo will provide assistance to Catalytica and its management with respect to its subsidiary, SCR-Tech, LLC, including assisting on business strategy and customer matters. The consulting agreement provided compensation to Mr. Abdoo in the form of restricted stock units having a value on the date of grant of January 25, 2007 of $60,000, rounded down to the nearest whole share, with such units vesting monthly during 2007. Mr. Abdoo also was entitled to be reimbursed for reasonable travel and other out-of-pocket expenses incurred by him in rendering such services. The consulting agreement also contained customary invention assignment, confidentiality and other similar provisions. This agreement expired in connection with the sale of SCR-Tech in November 2007.

PROPOSAL NO. 2 — APPROVAL OF AMENDED AND RESTATED 2007 EQUITY INCENTIVE PLAN

Proposal

On September 27, 2007, our Board of Directors adopted, subject to stockholder approval, the 2007 Equity Incentive Plan. On January 22, 2008, our Compensation Committee approved certain technical amendments to such plan, including for certain tax purposes, and recommended adoption of the plan, as amended, by the Board. On February 5, 2008, our Board approved the amended and restated 2007 Equity Incentive Plan, which is referred to herein as the “Plan.” As required by the Plan and NASDAQ Stock Market rules, our Board is submitting the Plan for approval by our stockholders, and has specifically conditioned the effectiveness of the Plan on such approval.

Description of the 2007 Equity Incentive Plan

The following summary is qualified in its entirety by reference to the Plan, a copy of which is attached as Appendix A to this Proxy Statement.

Purpose

The purpose of the Plan is to:

•	attract, motivate and retain the best available personnel for positions of substantial responsibility;

•	provide additional incentive to employees, directors and consultants; and

•	promote the success of the Company’s business.

Shares Subject to the Plan

The maximum aggregate number of shares of common stock that may be issued under the Plan is 1,000,000 shares (subject to adjustment in the event of stock splits and other similar events), all of which may be issued as incentive stock options. The number of shares available for issuance under the Plan will be increased on the first day of each fiscal year beginning with the 2009 fiscal year in an amount equal to the least of (A) 500,000 shares, (B) four percent of the outstanding shares on the last day of the immediately preceding fiscal year or (C) such number of shares determined by the Board; provided, however, that the maximum aggregate number of shares that may be issued under the Plan as incentive stock options will remain 1,000,000 shares.

Types of Awards

The Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Code, non-statutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance units, and performance shares to employees, non-employee directors and consultants in exchange for services received.

Incentive Stock Options and Non-statutory Stock Options.  Optionees receive the right to purchase a specified number of shares of common stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Options must be granted at an exercise price which is equal to or greater than the fair market value of the common stock on the date of grant. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) may not be granted at an exercise price less than 100% of the fair market value of the common stock on the date of grant (or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of our voting power). Options may not be granted for a term in excess of ten years (or in excess of five years in the case of incentive stock options granted to optionees holding more than 10% of our voting power). The 2007 Plan permits the following forms of payment of the exercise price of options: (i) payment by cash, check, promissory note or in connection with a “cashless exercise” through a broker, (ii) subject to certain conditions, surrender to us of shares of common stock, (iii) any other lawful means, or (iv) any combination of these forms of payment. Each option will be designated in the award agreement as either an incentive stock option or a non-statutory stock option. However, notwithstanding such designation, to the extent that the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by the optionee during any calendar year (under all plans of the Company and any parent or subsidiary) exceeds $100,000, such options will be treated as non-statutory stock options. After termination of an employee, director or consultant, he or she will be able to exercise his or her option for the period of time stated in the option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will generally remain exercisable for three months. However, an option generally may not be exercised later than the expiration of its term.

Restricted Stock and Restricted Stock Unit Awards.  Restricted stock awards entitle recipients to acquire shares of our common stock, subject to our right to repurchase all or part of such shares if the conditions specified in the applicable award are not satisfied before the end of the applicable restriction period. Restricted stock unit awards entitle the recipient to receive shares of our common stock to be delivered in the future subject to such terms and conditions on the delivery of the shares as our Board may determine. Restricted stock and restricted stock unit awards granted under the Plan may vest on the basis of passage of time, achievement of specified performance objectives or a combination of both time and performance. The Compensation Committee may, at the time of grant, make a restricted stock or restricted stock unit award subject to such performance objectives as to qualify it for deduction under Section 162(m) of the Code.

Stock Appreciation Rights.  A stock appreciation right, or SAR, is an award entitling the holder, upon exercise, to receive an amount in common stock determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of common stock. The administrator will determine the terms of stock appreciation rights, including when such rights become exercisable and whether to pay the increased appreciation in cash or with shares of our common stock, or a combination thereof. Stock appreciation rights will expire under the same rules that apply to stock options.

Performance Units and Performance Shares.  Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator will establish organizational or individual performance goals in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. Performance units will have an initial dollar value established by the administrator prior to the grant date. Performance shares also will have an initial value equal to the fair market value of our common stock on the grant date. Payment for performance units and performance shares may be made in cash or in shares of our common stock with equivalent value, or in some combination, as will be determined by the administrator.

Eligibility to Receive Awards.

The 2007 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, to our employees and any parent and subsidiary corporations’ employees, and for the grant of non-statutory stock options, stock appreciation rights, restricted stock, restricted stock units, performance units and performance shares to our employees, directors and consultants and our parent and subsidiary corporations’ employees and consultants.

As of August 1, 2008, all employees of Renegy Holdings, Inc., and its subsidiaries were eligible to receive awards under the Plan, including our four executive officers and four non-employee directors. The granting of awards under the Plan is discretionary, and we cannot now determine the number or type of awards to be granted in the future to any particular person or group.

On August 1, 2008, the last reported sale price of our common stock on the NASDAQ Capital Market was $2.75 per share.

Since the Plan was adopted by our Board of Directors, subject to stockholder approval, the Company has granted the following options to the individuals and groups listed below as of August 1, 2008:

	Weighted Average	Total Option
Name and Position	Exercise Price	Shares Granted

Named executive officers
Robert M Worsley	$5.24	59,400
President, Chief Executive Officer and Chairman
Robert W. Zack	$5.24	79,200
Executive Vice President and Chief Financial Officer
Hugh W. Smith	$5.11	100,000
Chief Operating Officer
Scott K. Higginson	$5.86	33,543
Senior Vice President
Directors who are not executive officers
Richard A. Abdoo (Nominee)	$5.11	20,325
Ricardo B. Levy	$5.11	20,325
William B. Ellis	$5.11	20,325
Susan F. Tierney	$5.11	20,325
All current directors who are not executive officers, as a group	$5.11	81,300
All current executive officers, as a group	$5.27	272,143
All employees and other parties who are not executive officers, as a group	$5.27	71,314
Associates of current directors, executive officers or nominees for director	—	—

Administration

The 2007 Plan is administered by our Board of Directors, or the “administrator.” Our Board of Directors has the authority to adopt, amend, and repeal the administrative rules, guidelines, and practices relating to the 2007 Plan and to interpret the provisions of the 2007 Plan. Pursuant to the terms of the 2007 Plan, our Board of Directors may delegate authority under the 2007 Plan to one or more committees or subcommittees of our Board of Directors.

Our Board of Directors is required to make appropriate adjustments in connection with the 2007 Plan and any outstanding awards to reflect stock splits, stock dividends, recapitalizations, spin-offs, and other similar changes in capitalization. The 2007 Plan also contains provisions addressing the consequences of any merger or Change of Control, which is defined as the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; (ii) the consummation of the sale or disposition by the Company of all or substantially all (80% percent) of the Company’s assets; (iii) a change in the composition of the Board occurring within a one (1)-year period, as a result of which fewer than a majority of the directors are incumbent directors; or (iv) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation. In the event of a merger or Change in Control, each outstanding award will be treated as the administrator determines, including, without limitation, that each award be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. The administrator will not be required to treat all awards similarly in the transaction.

Transferability

Unless the administrator provides otherwise, the 2007 Plan will not allow for the transfer of awards and only the recipient of an award will be able to exercise an award during his or her lifetime. The administrator will have the discretion to implement an award transfer program pursuant to which participants would have the ability to transfer outstanding awards to a financial institution or other person or entity approved by the administrator.

Provisions for Foreign Participants

Our Board may modify awards granted to participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

Termination or Amendment

No award may be made under the Plan after the completion of ten years from the date on which the Plan was approved by our Board, but awards previously granted may extend beyond that date. Our Board may at any time amend, alter, suspend or terminate the Plan provided such action does not impair the rights of any participant. If the stockholders do not approve the adoption of the Plan, the Plan will no longer be effective and we will not grant any additional awards under the Plan. In such event, our Board will consider whether to adopt alternative arrangements based on its assessment of our needs.

Federal Income Tax Consequences

The following summarizes the U.S. federal income tax consequences that generally will arise with respect to awards granted under the Plan. This summary is based on the tax laws in effect as of the date of this Proxy Statement. This summary assumes that all awards granted under the Plan are exempt from, or comply with, the rules under Section 409A of the Code related to nonqualified deferred compensation. Changes to these laws could alter the tax consequences described below.

Incentive Stock Options.  A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by the Company or a 50% or more-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Non-statutory Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Non-statutory Stock Options.  A participant will not have income upon the grant of a non-statutory stock option. A participant will have compensation income upon the exercise of a non-statutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Restricted Stock.  A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock on the date of grant less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year from the vesting date and otherwise will be short-term.

Restricted Stock Units.  A participant will have income from a restricted stock unit equal to the difference between the fair market value of the stock on the date of delivery of the stock less the purchase price, if any. A participant is not permitted to make a Section 83(b) election for a restricted stock unit.

Stock Appreciation Rights.  A participant will not have income upon the grant of a stock appreciation right. A participant generally will recognize compensation income upon the exercise of a SAR equal to the fair market value of any stock received. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the SAR was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Other Stock-Based Awards.  The tax consequences associated with other stock-based awards granted under the Plan will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award and the participant’s holding period and tax basis for the award or underlying common stock.

Tax Consequences to Us.  There will be no tax consequences to us except that we will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

Vote Required and Recommendation of our Board of Directors

The affirmative vote of the votes cast at the Annual Meeting, either in person or by proxy, is required to approve the 2007 Plan. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

OUR BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDED AND RESTATED 2007 EQUITY INCENTIVE PLAN.

OTHER INFORMATION

Stockholders may request additional copies of our 2007 Annual Report on Form 10-KSB, including financial statements and financial statement schedules thereto (if any) and exhibits thereto, free of charge, by making a written request to the following address:

Renegy Holdings, Inc.
Attn: Secretary
60 E. Rio Salado Parkway, Suite 1012
Tempe, Arizona 85281

Current and prospective stockholders can also access our 2007 Annual Report on Form 10-KSB by visiting the Investor Relations section of our website at http://www.renegy.com.

OTHER MATTERS

The Company does not currently intend to bring before the Annual Meeting any matters other than those set forth herein, and has no present knowledge that any other matters will or may be brought before the meeting by others. However, if any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the Proxies in accordance with their judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Sincerely,

Robert M. Worsley
Chairman, President, Chief Executive Officer
and Director

Tempe, Arizona
September 2, 2008

APPENDIX A

RENEGY HOLDINGS, INC.
2007 EQUITY INCENTIVE PLAN

(As Amended and Restated February 5, 2008)

1.  Purposes of the Plan.  The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units and Performance Shares.

2.  Definitions.  As used herein, the following definitions will apply:

(a) “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Affiliate” means any employer with which the Company would be considered a single employer, within the meaning of Section 414(b) and 414(c) of the Code, applied using 80% as the percentage of ownership required under such Code sections.

(c) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(d) “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares.

(e) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(f) “Award Transfer Program” means any program instituted by the Committee which would permit Participants the opportunity to transfer any outstanding Awards to a financial institution or other person or entity approved by the Committee.

(g) “Board” means the Board of Directors of the Company.

(h) “Change in Control” means the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;

(ii) The consummation of the sale or disposition by the Company of all or substantially all (80% percent) of the Company’s assets;

(iii) A change in the composition of the Board occurring within a one (1)-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means individuals who are Directors as of the effective date of the Plan and, after the effective date of the Plan, means Directors who are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iv) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(v) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(i) “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 hereof.

(j) “Common Stock” means the common stock of the Company.

(k) “Company” means Renegy Holdings, Inc., a Delaware corporation, or any successor thereto.

(l) “Consultant” means any person, including an advisor (who is not an Employee or a common law employee of the Company), engaged by the Company or a Parent or Subsidiary to render services to such entity.

(m) “Director” means a member of the Board.

(n) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, except that in the case of Awards that constitute “nonqualified deferred compensation” within the meaning of Section 409A, “Disability” means a “disability” as defined in Section 409A.

(o) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company and designated as employee on the payroll records of such entity. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q) “Exchange Program” means a program in accordance with Applicable Laws under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have higher or lower exercise prices and different terms), Awards of a different type, and/or cash, and/or (ii) the exercise price of an outstanding Award is reduced. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

(r) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(iii) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator consistent with Section 409A.

(s) “Fiscal Year” means the fiscal year of the Company.

(t) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(u) “Inside Director” means a Director who is an Employee.

(v) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(w) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(x) “Option” means a stock option granted pursuant to the Plan.

(y) “Outside Director” means a Director who is not an Employee.

(z) “Parent” means a “parent corporation” of the Company, whether now or hereafter existing, as defined in Section 424(e) of the Code.

(aa) “Participant” means the holder of an outstanding Award.

(bb) “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine pursuant to Section 10.

(cc) “Performance Unit” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10.

(dd) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(ee) “Plan” means this 2007 Equity Incentive Plan, as amended from time to time.

(ff) “Restricted Stock” means Shares issued pursuant to a Restricted Stock Award under Section 7 of the Plan, or issued pursuant to the early exercise of an Option.

(gg) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(hh) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(ii) “Section 409A” means Section 409A of the Code and the guidance issued by the United States Department of the Treasury or Internal Revenue Service.

(jj) “Section 16(b)” means Section 16(b) of the Exchange Act.

(kk) “Separation from Service” means a termination of employment with the Company and all Affiliates that is a “separation from service” within the meaning of Section 409A.

(ll) “Service Provider” means an Employee, Director or Consultant.

(mm) “Share” means a share of the Common Stock, as adjusted in accordance with Section 13 of the Plan.

(nn) “Specified Employee” means a “specified employee” within the meaning of Section 409A and the Company’s specified employee identification policy, if any.

(oo) “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 is designated as a Stock Appreciation Right.

(pp) “Subsidiary” means a “subsidiary corporation” of the Company, whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.  Stock Subject to the Plan.

(a) Stock Subject to the Plan.  Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 1,000,000 Shares, all of which may be issued as Incentive Stock Options. The Shares may be authorized, but unissued, or reacquired Common Stock.

(b) Automatic Share Reserve Increase.  The number of Shares available for issuance under the Plan will be increased on the first day of each Fiscal Year beginning with the 2009 Fiscal Year, in an amount equal to the least of (A) 500,000 Shares, (B) four percent (4%) of the outstanding Shares on the last day of the immediately preceding Fiscal Year or (C) such number of Shares determined by the Board; provided, however, that the maximum aggregate number of Shares that may be issued under the Plan as Incentive Stock Options shall remain 1,000,000 Shares.

(c) Lapsed Awards.  If an Award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an Exchange Program, or, with respect to Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares, is forfeited to or repurchased by the Company due to failure to vest, the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights, only Shares actually issued pursuant to a Stock Appreciation Right will cease to be available under the Plan; all remaining Shares under Stock Appreciation Rights will remain available for future grant or sale under the Plan (unless the Plan has terminated). Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 13, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to this Section 3(c).

(d) Share Reserve.  The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

(e) Limitation on Shares Subject to Awards.  Subject to adjustment as provide in Section 13 hereof, during any time when the Company has a class of equity security registered under Section 12 of the Exchange Act:

(i) the maximum number of Shares subject to Options or Stock Appreciation Rights that can be awarded under the Plan to any Service Provider eligible for an Award under the Plan is five hundred thousand (500,000) per twelve-month period; and

(ii) for Awards of Restricted Stock and/or Restricted Stock Units and/or Performance Shares and/or Performance Units relating to Shares that can be awarded under the Plan to any Service Provider eligible for an Award under the Plan, no Service Provider shall be awarded Restricted Stock and/or Restricted Stock Units and/or Performance Shares and/or Performance Units relating to more than five hundred thousand (500,000) Shares per twelve-month period.

4.  Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies.  Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii) Section 162(m).  To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two (2) or more “outside directors” within the meaning of

Section 162(m) of the Code. Awards granted to “covered employees” within the meaning of Section 162(m) of the Code, which are intended to qualify for the performance-based exception under Code Section 162(m) and related regulations, shall include any such additional terms, conditions, limitations and provisions as are necessary to comply with the performance-based compensation exemption of Code Section 162(m), unless the Administrator, in its discretion, determines otherwise.

(iii) Section 162(m) and Section 409A.  If the Administrator reasonably anticipates that a deduction with respect to an Award payment would not be permitted solely due to the application of Section 162(m) of the Code, the Administrator may defer that amount of the payment to the extent deemed necessary to ensure deductibility; provided, however, that, to the extent Section 409A applies, (i) the deduction limitation of Section 162(m) of the Code shall be applied to all payments to similarly situated Participants on a reasonably consistent basis; (ii) the payment must be made by the earliest of (x) during Company’s (or the Affiliate’s) first taxable year in which the Company (or the Affiliate) reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the deduction of such payment will not be barred by application of Section 162(m) of the Code or (y) during the period beginning with the date of the Participant’s Separation from Service and ending on the later of the last day of the taxable year of the Company (or the Affiliate) in which the Participant incurs a Separation from Service or the fifteen (15th) day of the third month following the Participant’s Separation from Service; (iii) where any payment to a particular Participant is delayed because of Section 162(m) of the Code, the delay in payment will be treated as a subsequent deferral election under Section 409A unless all scheduled payments to such Participant that could be delayed are also delayed; (iv) where a payment is delayed to a date on or after the Participant’s Separation from Service, the payment will be considered a payment upon a Separation from Service for purposes of the Section 409A six- (6-) month delay for Specified Employees; and (v) no election may be provided to a Participant with respect to the timing of payment hereunder.

(iv) Rule 16b-3.  To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(v) Other Administration.  Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(b) Powers of the Administrator.  Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the number of Shares to be covered by each Award granted hereunder;

(iv) to approve forms of Award Agreements for use under the Plan;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi) to determine the terms and conditions of any, and to institute, any Exchange Program in accordance with Applicable Laws;

(vii) to determine the terms and conditions of any, and to institute any Award Transfer Program in accordance with Section 12(b) and Applicable Laws;

(viii) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan (except Incentive Stock Options that qualify as such) so as to avoid the application of or so as to comply with, as the case may be, Section 409A;

(ix) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws;

(x) to modify or amend each Award (subject to Section 18(c) of the Plan) in accordance with Section 409A, including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option (subject to Section 6(b) regarding Incentive Stock Options);

(xi) to allow Participants to satisfy withholding tax obligations in such manner as prescribed in Section 14;

(xii) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xiii) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award pursuant to such procedures as the Administrator may determine in accordance with Section 409A; and

(xiv) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision.  The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

5.  Eligibility.  Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6.  Stock Options.

(a) Limitations.  Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the date of grant of the Option. The number of Shares subject to the Option shall also be fixed on the date of grant.

(b) Term of Option.  The term of each Option will be stated in the Award Agreement. In the absence of a specified term in an Award Agreement for a Nonstatutory Stock Option, the term will be ten (10) years from the date of grant. In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c) Option Exercise Price and Consideration.

(i) Exercise Price.  The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

(1) In the case of an Incentive Stock Option

a. granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

b. granted to any Employee other than an Employee described in subparagraph (a) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(2) In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(3) Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code and Section 409A.

(ii) Waiting Period and Exercise Dates.  At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii) Form of Consideration.  At the date of grant, the Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. Such consideration may consist entirely of: (1) cash; (2) check; (3) promissory note, (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares, in the sole discretion of the Administrator, will not result in any adverse accounting consequences to the Company; (5) consideration received by the Company under a broker-assisted (or other) cashless exercise program implemented by the Company in connection with the Plan; (6) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (7) any combination of the foregoing methods of payment.

(d) Exercise of Option.

(i) Procedure for Exercise; Rights as a Stockholder.  Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 13 of the Plan.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii) Termination of Relationship as a Service Provider.  If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination (unless the Option term is shorter as provided in Section 6(b)). Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will be forfeited by the Participant and will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii) Disability of Participant.  If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination (unless the Option term is short as provided in Section 6(b)). Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will be forfeited by the Participant and will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv) Death of Participant.  If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death (unless the Option term is shorter as provided in Section 6(b)). Unless otherwise provided by the Administrator, if at the time of death the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will be forfeited by the Participant and will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(e) No Deferral Feature.  No Option may have any feature that would allow for the deferral of compensation (within the meaning of Section 409A) other than the deferral of recognition of income until the later of the exercise or disposition of the Option or the time Shares acquired subject to the exercise of the Option first become substantially vested (as defined in Treasury Regulation Section 1.83-3(b)).

7.  Restricted Stock.

(a) Grant of Restricted Stock.  Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b) Restricted Stock Agreement.  Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.

(c) Transferability.  Except as provided in this Section 7, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d) Other Restrictions.  The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e) Removal of Restrictions.  Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f) Voting Rights.  During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g) Dividends and Other Distributions.  During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(h) Return of Restricted Stock to Company.  On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

8.  Restricted Stock Units.

(a) Grant.  Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.

(b) Vesting Criteria and Other Terms.  The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment), or any other basis determined by the Administrator in its discretion.

(c) Earning Restricted Stock Units.  Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Upon the death or Disability of a Participant, the Administrator may reduce or waive the vesting criteria that must be met in order to receive a payout. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive in accordance with Section 409A any vesting criteria that must be met to receive a payout.

(d) Form and Timing of Payment.  Subject to Section 8(e), in the absence of payment arrangements in the Award Agreement in accordance with Section 409A, payments related to earned Restricted Stock Units will be made in a lump sum ninety (90) calendar days after the end of the restriction period set forth in the Award Agreement; provided that if such ninety- (90-) day period begins in one calendar year and ends in another, the Participant shall have no right to designate the calendar year of payment. Unless otherwise provided in an Award Agreement, payments upon the death or Disability of a Participant shall be made in a lump sum ninety (90) calendar days after the Participant’s death or the Administrator’s determination of Disability, as applicable; provided that if such ninety- (90-) day period begins in one calendar year and ends in another, the Participant or beneficiary shall have no right to designate the calendar year of payment. The Administrator, in its sole discretion, may only settle earned Restricted Stock Units in cash, Shares, or a combination of both.

(e) Payments to Specified Employees.  Notwithstanding anything to the contrary in Section 8(d), Restricted Stock Units payable upon a Separation from Service of a Specified Employee, to the extent they constitute nonqualified deferred compensation subject to Section 409A, shall not be paid or issued until within the 30-day period commencing with the first day of the seventh month following the month of the Specified Employee’s Separation from Service; provided that if such 30-day period begins in one calendar year and ends in another calendar year, the Participant shall have no right to designate the calendar year of payment.

(f) Cancellation.  On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

(g) No Acceleration.  Except as would not cause taxation under Section 409A(a)(1)(B), no acceleration of the time or form of payment of a Restricted Stock Unit may be permitted under the Plan or any Award Agreement.

9.  Stock Appreciation Rights.

(a) Grant of Stock Appreciation Rights.  Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b) Number of Shares.  The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider, which number shall be fixed on the date of grant.

(c) Exercise Price and Other Terms.  The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, subject to Section 6(a) of the Plan, the Administrator, subject to the provisions of the Plan and except as would cause taxation under Section 409A(a)(1)(B), will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.

(d) Stock Appreciation Right Agreement.  Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions of such Award.

(e) Expiration of Stock Appreciation Rights.  A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(d) also will apply to Stock Appreciation Rights.

(f) Payment of Stock Appreciation Right Amount.  Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii) The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

(g) No Acceleration.  Except as would not cause taxation under Section 409A(a)(1)(B), no acceleration of the time or form of payment of a Stock Appreciation Right may be permitted under the Plan or any Award Agreement.

10.  Performance Units and Performance Shares.

(a) Grant of Performance Units/Shares.  Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.

(b) Value of Performance Units/Shares.  Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c) Performance Objectives and Other Terms.  The Administrator will, subject to 409A, set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period.” Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion and except as would cause taxation under Section 409A(a)(1)(B), will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, or individual goals, applicable federal or state securities laws, Section 162(m) of the Code, or any other basis determined by the Administrator in its discretion.

(d) Earning of Performance Units/Shares.  After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. Upon the death or Disability of a Participant, the Administrator may reduce or waive the performance objectives or other vesting provisions that must be met in order to receive a payout of Performance Units/Shares. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may, except as would cause taxation under Section 409A(a)(1)(B), reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

(e) Form and Timing of Payment of Performance Units/Shares.  Subject to Section 10(f), payment of earned Performance Units/Shares will be made in a lump sum within ninety (90) calendar days after the expiration of the applicable Performance Period; provided that if such ninety- (90-) day period begins in one calendar year and ends in another, the Participant shall have no right to designate the calendar year of payment. Unless otherwise provided in an Award Agreement, payments upon the death or Disability of a Participant shall be made in a lump sum ninety (90) calendar days after the Participant’s death or the Administrator’s determination of Disability, as applicable; provided that if such ninety- (90-) day period begins in one calendar year and ends in another, the Participant or beneficiary shall have no right to designate the calendar year of payment. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(f) Payments to Specified Employees.  Notwithstanding anything to the contrary in Section 10(e) and except as would not cause taxation under Section 409A(a)(1)(B), Performance Units/Shares payable upon a Separation from Service of a Specified Employee, to the extent they constitute nonqualified deferred compensation subject to Section 409A, shall not be paid or issued until within the thirty (30)-day period commencing with the first day of the seventh month following the month of the Specified Employee’s Separation from Service; provided that if such thirty (30)-day period begins in one calendar year and ends in another calendar year, the Participant shall have no right to designate the calendar year of payment.

(g) Cancellation of Performance Units/Shares.  On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

(h) No Acceleration.  Except as would not cause taxation under Section 409A(a)(1)(B), no acceleration of the time or form of payment of a Performance Units/Shares Unit may be permitted under the Plan or any Award.

11.  Leaves of Absence/Transfer Between Locations.  Unless the Administrator provides otherwise or except as required by Applicable Laws, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Company (except to avoid taxation under Code Section 409A(a)(l)(B)), or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three (3) months following the ninety-first (91st) day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

12.  Transferability of Awards.

(a) General.  Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

(b) Award Transfer Program.  Notwithstanding any contrary provision of the Plan, other than the last sentence of this Section 12(b), the Committee shall have all discretion and authority to determine and implement the terms and conditions of any Award Transfer Program instituted pursuant to this Section 12(b) and shall have the authority to amend the terms of any Award participating, or otherwise eligible to participate in, the Award Transfer Program pursuant to its original terms, including (but not limited to) the authority to (i) amend (including to extend) the expiration date, post-termination exercise period and/or forfeiture conditions of any such Award, (ii) amend or remove any provisions of the Award relating to the Award holder’s continued service to the Company, (iii) amend the permissible payment methods with respect to the exercise or purchase of any such Award, (iv) amend the adjustments to be implemented in the event of changes in the capitalization and other similar events with respect to such Award, and (v) make such other changes to the terms of such Award as the Committee deems necessary or appropriate in its sole discretion. The other provisions of this Section 12(b) notwithstanding, (i) the Award Transfer Program shall not amend an Award, Award Agreement, or this Plan so as not to comply with Applicable Laws, including without limitation Section 409A, and (ii) the Committee shall not, without the written consent of the Participant, amend any Incentive Stock Option in a way that would cause such Option to cease to be treated as an incentive stock option under Section 422 of the Code.

13.  Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a) Adjustments.  In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award and the numerical Share limits in Section 3 of the Plan.

(b) Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c) Merger or Change in Control.  In the event of a merger or Change in Control, each outstanding Award will be treated as the Administrator determines, including, without limitation, that each Award be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. The Administrator will not be required to treat all Awards similarly in the transaction.

In the event that the successor corporation does not assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and targets/conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this Section 13(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

14.  Tax Withholding.

(a) Withholding Requirements.  Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the

Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b) Withholding Arrangements.  The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, or (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

15.  No Effect on Employment or Service.  Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

16.  Date of Grant.  The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator, but in each case the Administrator shall have fixed, for each Award to be granted, the identity of the Participant, the maximum number of Shares subject to the Award, and the Fair Market Value/grant price of the Award. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

17.  Term of Plan.  Subject to Section 21 of the Plan, the Plan will become effective upon its adoption by the Board. It will continue in effect for a term of ten (10) years from the date adopted by the Board, unless terminated earlier under Section 18 of the Plan.

18.  Amendment and Termination of the Plan.

(a) Amendment and Termination.  The Board may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval.  The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination.  No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing (which may include e-mail) and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

19.  Conditions Upon Issuance of Shares.

(a) Legal Compliance.  Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations.  As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

20.  Inability to Obtain Authority.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

21.  Stockholder Approval.  The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

* * *

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
RENEGY HOLDINGS, INC.
2008 ANNUAL MEETING OF STOCKHOLDERS
September 25, 2008
     The undersigned stockholder of Renegy Holdings, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated September 2, 2008, and hereby appoints Robert M. Worsley and Robert W. Zack, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2008 Annual Meeting of Stockholders of Renegy Holdings, Inc., to be held on Thursday, September 25, 2008, at 10:00 a.m., local time, at Renegy Holdings, Inc., 60 E. Rio Salado Parkway, Suite 1012, Tempe, Arizona 85281, and at any postponement(s) or adjournment(s) thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side and, in their discretion, upon such other matter or matters that may properly come before the meeting and any postponement(s) or adjournment(s) thereof.
     THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED (1) FOR THE ELECTION OF THE CLASS I DIRECTOR, (2) FOR THE APPROVAL OF THE AMENDED AND RESTATED 2007 EQUITY INCENTIVE PLAN, AND (3) AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

COMMENTS/ADDRESS CHANGE: PLEASE MARK COMMENT BOX ON THE REVERSE SIDE
(Continued and to be signed on reverse side)

(FOLD AND DETACH HERE)
ANNUAL MEETING OF STOCKHOLDERS – Thursday, September 25, 2008
10:00 a.m., local time, at Renegy Holdings, Inc.
60 E. Rio Salado Parkway, Suite 1012, Tempe, Arizona 85281.
THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” EACH OF THE FOLLOWING PROPOSALS.
Please Mark your votes as indicated in this example ☒

1.	ELECTION OF DIRECTORS

	Nominee:	01 Richard A. Abdoo

☐ FOR NOMINEE

☐ WITHOLD FOR NOMINEE

2.	Proposal to approve the Amended and Restated 2007 Equity Incentive Plan

		FOR	AGAINST	ABSTAIN

		☐	☐	☐

3.	To transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

	I PLAN TO ATTEND THE MEETING	☐

	COMMENTS/ADDRESS CHANGE	☐	Please mark this if you have written comments/address change on the reverse side

Signature	Signature	Date

(This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

(FOLD AND DETACH HERE)